Exhibit 10.1

EXECUTION VERSION

Deal CUSIP Number: 60819EAM6

Facility CUSIP Number: 60819EAN4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 18, 2019

among

MOHAWK INDUSTRIES, INC.

and

CERTAIN OF ITS SUBSIDIARIES,

as the Borrowers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and a L/C Issuer,

and

The Other Lenders Party Hereto

◇ ◇ ◇ ◇

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

PNC CAPITAL MARKETS LLC,

SUNTRUST ROBINSON HUMPHREY, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION,

SUNTRUST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

BNP PARIBAS

and

UNICREDIT BANK AG, NEW YORK BRANCH,

as Documentation Agents

i

ARTICLE IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS		90

4.01	Conditions to Effectiveness of this Agreement and Initial Credit Extension	90
4.02	Conditions to all Credit Extensions	93

ARTICLE V. REPRESENTATIONS AND WARRANTIES		94

5.01	Existence, Qualification and Power	94
5.02	Authorization; No Contravention	95
5.03	Governmental Authorization; Other Consents	95
5.04	Binding Effect	95
5.05	Financial Statements; No Material Adverse Effect	95
5.06	Litigation	95
5.07	No Default	96
5.08	Ownership of Property	96
5.09	Environmental Compliance	96
5.10	Taxes	96
5.11	ERISA Compliance	96
5.12	Subsidiaries; Equity Interests	97
5.13	Margin Regulations; Investment Company Act	97
5.14	Disclosure	97
5.15	Compliance with Laws	98
5.16	Taxpayer Identification Number; Other Identifying Information	98
5.17	Intellectual Property; Licenses, Etc	98
5.18	Solvency	98
5.19	Representations as to Foreign Obligors	98
5.20	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions	99
5.21	EEA Financial Institutions	99

ARTICLE VI. AFFIRMATIVE COVENANTS		100

6.01	Financial Statements	100
6.02	Certificates; Other Information	101
6.03	Notices	102
6.04	Payment of Taxes and Claims	103
6.05	Preservation of Existence, Etc	103
6.06	Maintenance of Properties	103
6.07	Maintenance of Insurance	104
6.08	Compliance with Laws	104
6.09	Books and Records	104
6.10	Inspection Rights	104
6.11	Use of Proceeds	104
6.12	Compliance with Environmental Laws	105
6.13	Approvals and Authorizations	105
6.14	Covenant to Guarantee	105
6.15	Further Assurances	106
6.16	Extended Letters of Credit	106
6.17	Corporate Ratings	106
6.18	Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions	106

ARTICLE VII. NEGATIVE COVENANTS		107

7.01	Liens	107
7.02	[Reserved]	110
7.03	Indebtedness	110

7.04	Fundamental Changes	111
7.05	Dispositions	113
7.06	Restricted Payments	115
7.07	Change in Nature of Business	116
7.08	Transactions with Affiliates	116
7.09	Burdensome Agreements	116
7.10	Use of Proceeds	118
7.11	Accounting Changes; Organizational Documents	118
7.12	Financial Covenants	118
7.13	Receivables Financing Subsidiaries	119
7.14	No Violation of Anti-Corruption Laws or Sanctions	119

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		119

8.01	Events of Default	119
8.02	Remedies Upon Event of Default	121
8.03	Application of Funds	122

ARTICLE IX. ADMINISTRATIVE AGENT		123

9.01	Appointment and Authority	123
9.02	Rights as a Lender	123
9.03	Exculpatory Provisions	123
9.04	Reliance by Administrative Agent	124
9.05	Notice of Default	124
9.06	Delegation of Duties	125
9.07	Resignation of Administrative Agent	125
9.08	Non-Reliance on Administrative Agent and Other Lenders	126
9.09	No Other Duties, Etc	126
9.10	Administrative Agent May File Proofs of Claim	127
9.11	Guaranty Matters	127
9.12	Lender Cash Management Agreements and Lender Hedge Agreements	128

ARTICLE X. MISCELLANEOUS		128

10.01	Amendments, Etc	128
10.02	Notices; Effectiveness; Electronic Communication	130
10.03	No Waiver; Cumulative Remedies; Enforcement	132
10.04	Expenses; Indemnity; Damage Waiver	132
10.05	Payments Set Aside	134
10.06	Successors and Assigns	135
10.07	Treatment of Certain Information; Confidentiality	140
10.08	Right of Setoff	141
10.09	Interest Rate Limitation	141
10.10	Counterparts; Integration; Effectiveness	141
10.11	Survival of Representations and Warranties	142
10.12	Severability	142
10.13	Replacement of Lenders	142
10.14	Governing Law; Jurisdiction; Etc	143
10.15	Waiver of Jury Trial	144
10.16	No Advisory or Fiduciary Responsibility	144
10.17	Electronic Execution of Assignments and Certain Other Documents	145
10.18	USA PATRIOT Act; AML/CTF Act	145
10.19	Judgment Currency	145

10.20	Limitation on Obligations of Foreign Obligors	145
10.21	Each Lender a Professional Lender	147
10.22	Release of Guaranties	147
10.23	Additional Lenders and Reallocations	147
10.24	Amendment and Restatement of Existing Credit Agreement	148
10.25	ENTIRE AGREEMENT	149
10.26	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	149
10.27	Acknowledgement Regarding Any Supported QFCs	149
10.28	Certain ERISA Matters	150

SCHEDULES

1.01(b)	Foreign Borrower Sublimits
1.01(d)	Existing Letters of Credit
1.01(e)	L/C Issuer Sublimits
2.01	Commitments and Applicable Percentages
5.11(d)	Pension Plans
5.12	Subsidiaries; Other Equity Investments
5.16	Identification Numbers for Foreign Borrowers
7.01	Existing Liens
7.03	Existing Indebtedness
7.08(e)	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Loan Note
C-2	Swing Line Loan Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Domestic Guaranty
F-2	Foreign Guaranty
G-1	Designated Borrower Request and Assumption Agreement
G-2	Designated Borrower Notice
H-1	Domestic Borrower Joinder Agreement
H-2	Foreign Borrower Joinder Agreement
I-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
I-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
I-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
I-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 18, 2019 among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Company”), ALADDIN MANUFACTURING CORPORATION, a Delaware corporation (“Aladdin”), DAL-TILE DISTRIBUTION, INC., a Delaware corporation (“Dal-Tile”), certain other Wholly Owned Domestic Subsidiaries of the Company that are Restricted Subsidiaries that become party hereto pursuant to Section 2.14(a) (each a “Designated Domestic Borrower” and, collectively, with the Company, Aladdin and Dal-Tile, the “Domestic Borrowers”), MOHAWK UNITED INTERNATIONAL B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Oisterwijk, the Netherlands and its office at Beneluxstraat 1 (5061 KD) Oisterwijk, the Netherlands, and registered with the Trade Register of the Chambers of Commerce under number 17229715 (“Mohawk BV”), MOHAWK INTERNATIONAL HOLDINGS S.À. R.L., a company organized and existing under the laws of Luxembourg as a société à responsibilité limitée, having its registered address at 10B, Rue des Mérovingiens, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-110.608 (“Mohawk International”), UNILIN BVBA, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of Belgium, having its statutory seat (statutaire zetel) at Ooigemstraat 3, 8710 Wielsbeke and registered with the Crossroads Bank for Enterprises under nr. 0405.414.072 RPR/RPM Ghent, Kortrijk division (“Unilin”), PREMIUM FLOORS AUSTRALIA PTY LIMITED, a proprietary company with limited liability incorporated under the laws of Australia registered under ACN 152 867 984 (“Premium Australia”), certain other Wholly Owned Foreign Subsidiaries of the Company that are Restricted Subsidiaries that become party hereto pursuant to Section 2.14(b) (each a “Designated Foreign Borrower” and, collectively, with Mohawk BV, Mohawk International, Unilin and Premium Australia, the “Foreign Borrowers” and, collectively, with the Domestic Borrowers, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent, the Swing Line Lender and a L/C Issuer.

The Company has requested that the Lenders, the Swing Line Lender and the L/C Issuers agree, on the terms and conditions set forth herein, to amend and restate in its entirety the Amended and Restated Credit Agreement, dated as of March 26, 2015 and as amended, restated, amended and restated, extended supplemented or otherwise modified and in effect immediately prior to the effectiveness of this Agreement (the “Existing Credit Agreement”), among the Company, the other borrowers party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder. The Lenders, the Swing Line Lender and the L/C Issuers have indicated their willingness to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2013 Indenture” means that certain indenture dated as of January 31, 2013 (as supplemented by that first supplemental indenture dated as of January 31, 2013 and that second supplemental indenture dated as of June 9, 2015) by and between the Company, as issuer, and U.S. Bank National Association, as trustee.

“2017 Indenture” means that certain indenture dated as of September 11, 2017 (as supplemented by that first supplemental indenture dated as of September 11, 2017, that second supplemental indenture dated as of May 18, 2018 and that third supplemental indenture dated as of September 4, 2019) by and between Mohawk Capital Finance S.A., as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee.

“Acquisition Consideration” means the purchase consideration for any acquisition made by any Loan Party or any Restricted Subsidiary in exchange for, or as part of, or in connection with, any acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, earn-out obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person, but excludes to the extent not capitalized, costs and expenses incurred in connection with the applicable acquisition or accelerated with the applicable acquisition. For purposes of determining the aggregate consideration paid for any acquisition at the time of such acquisition, the amount of any earn-out obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“Additional Commitment Lender” has the meaning specified in Section 2.15(b).

“Additional Extension Lender” has the meaning assigned to such term in Section 2.19(d).

“Additional Lender” has the meaning specified in Section 10.23(a).

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Australian Dollars, Canadian Dollars, Euro, Sterling, Hong Kong Dollars, Singapore Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“AML/CTF Act” means the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any and all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to terrorism financing, money laundering or any predicate crime to money laundering, including any applicable provision of the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the AML/CTF Act.

“Applicable Cash Balance” means, as of any date of determination, an amount equal to the lesser of:

(a) $300,000,000, and

(b) 100% of the unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date of determination;

provided, that, if, as of any applicable date of determination, the Company is unable to cause its Restricted Subsidiaries to dividend or distribute 100% of their unrestricted cash and Cash Equivalents to the Company without any tax liability with respect to such distributions and/or because of the effect of applicable law or regulation, then this clause (b) shall be calculated as the sum (without duplication) of (i) 100% of the unrestricted cash and Cash Equivalents of the Company and its Domestic Subsidiaries as of such date of determination, plus (ii) an amount, as of such date of determination, equal to the lesser of (A) 100% of the aggregate amount of unrestricted cash and Cash Equivalents of Foreign Subsidiaries that are Restricted Subsidiaries and (B) the aggregate principal amount of the outstanding Loans made to the Foreign Borrowers, plus (iii) an amount, as of such date of determination, equal to 65% of (A) the amount of unrestricted cash and Cash Equivalents of the Foreign Subsidiaries that are Restricted Subsidiaries less (B) the amount yielded by clause (ii) above.

“Applicable Designee” means any branch or Affiliate of a Lender (including the Swing Line Lender) designated thereby from time to time by written notice to and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) to lend all or any portion of such Lenders’ Applicable Percentage of Borrowings under this Agreement; provided, that, no such designation shall relieve such Lender from its obligations to provide any portion of a Borrowing required to be provided by such Lender hereunder.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.19(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the Commitment of each Lender and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Commitment of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon (a) the Consolidated Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b), or (b) the Rating Level, whichever results in more favorable pricing to the Borrowers:

Applicable Rate
Pricing Level	Rating Level	Consolidated Net Leverage Ratio	Commitment Fee	Eurocurrency Rate Loans/Letter of Credit Fees	Base Rate Loans
1	I	<1.25:1	0.090%	1.000%	0.000%
2	II	≥1.25:1 but <1.75:1	0.110%	1.125%	0.125%
3	III	≥1.75:1 but <2.50:1	0.125%	1.250%	0.250%
4	IV	≥2.50:1 but <3.25:1	0.150%	1.500%	0.500%
5	V	≥3.25:1	0.200%	1.750%	0.750%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Any increase or decrease in the Applicable Rate resulting from a change in the Rating Level shall become effective on the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Rating Level. Notwithstanding anything to the contrary contained in this definition, (a) the Applicable Rate in effect from the Restatement Effective Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2019, shall be determined based upon Pricing Level 2 and (b) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to the Facility, a Lender that has a Commitment or holds a Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) a L/C Issuer and (ii) while any Letters of Credit issued pursuant to Section 2.03(a) remain outstanding, the Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, BofA Securities, Inc., Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bank National Association, each in their capacity as a joint lead arranger and joint bookrunner.

“Assignee Group” means two (2) or more Eligible Assignees that are Affiliates of one another or two (2) or more Approved Funds managed by the same investment advisor.

“Assignee Lender” has the meaning specified in Section 10.23(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Assignor Lender” has the meaning specified in Section 10.23(b).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, comprehensive income (loss), shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Australian Corporations Act” means the Corporations Act 2001 (Cth).

“Australian Dollars” means the lawful currency of Australia.

“Australian Loan Party” means any Loan Party incorporated or established in Australia.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the latest Maturity Date (or, with respect to the Availability Period of any Lender, the latest Maturity Date applicable to such Lender), (b) the date of termination of the Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Levy” means any Tax which is imposed by reference to some or all of the assets, liabilities and/or equity of a financial institution.

“Base Rate” means for any day a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%), and (c) the Eurocurrency Rate plus one percent (1.00%); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (i) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (ii) that the Prime Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or Eurocurrency Rate. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 3.03 shall be in effect in determining the Eurocurrency Rate pursuant to clause (c) hereof, the Base Rate shall be the greater of (A) the Prime Rate in effect on such day and (B) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars and shall be made to the Company and not to any other Borrower.

“BBSY Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Belgian Borrower” means a Borrower established in Belgium.

“Belgian Companies Code” means, as applicable, (a) the Belgian Code of Companies or (b) the Belgian Code of Companies and Associations.

“Belgian Code of Companies” means the Belgian Wetboek van Vennootschappen/Code des Sociétés dated 7 May 1999, as amended or replaced from time to time.

“Belgian Code of Companies and Associations” means the Belgian Wetboek van vennootschappen en verenigingen/Code des sociétés et des associations dated 23 March 2019, as amended from time to time.

“Belgian Loan Party” has the meaning specified in Section 10.20(c).

“Belgian Qualifying Lender” means, in respect of any interest payment made by a Belgian Borrower under any Loan Document, a Lender which is beneficially entitled to receive payments of interest under this Agreement without withholding tax (précompte mobilier/ roerende voorheffing) due to being:

(a) a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code, that is acting through its head office and is resident for tax purposes in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(b) a credit institution within the meaning of article 107, §2, 5, a), second dash of the Royal Decree implementing the Belgian Income Tax Code, that is acting through a permanent establishment which (i) itself qualifies as a credit institution within the meaning of the aforementioned article 107, §2, 5, a) second dash and (ii) is located in a country with which Belgium has entered into a double taxation agreement that is in force (irrespective of whether or not the double taxation agreement makes provision for exemption from tax imposed by Belgium) or in a country which is a member state of the European Economic Area;

(c) a company resident in Belgium for tax purposes or acting through a permanent establishment in Belgium, other than mentioned in clause (d) below;

(d) a credit institution within the meaning of article 105, 1°, a) of the Royal Decree implementing the Belgian Income Tax Code, which is a resident for tax purposes in Belgium or which is acting through a permanent establishment in Belgium; or

(e) a Belgian Treaty Lender.

“Belgian Treaty Lender” means, in respect of a payment under a Loan Document, a Lender which:

(a) is a resident (as defined in the appropriate double taxation agreement) in a country with which Belgium has a double taxation agreement giving residents of that country exemption from Belgian taxation on interest;

(b) does not carry on a business in Belgium through a permanent establishment with which the payment is effectively connected; and

(a) fulfills any conditions which must be fulfilled under the appropriate double taxation agreement for residents of that country to obtain exemption from Belgian taxation on interest (subject to any necessary procedural formalities).

“Benchmark Replacement” means, with respect to all Loans denominated in a given currency, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for syndicated credit facilities denominated in such currency and (b) the applicable Benchmark Replacement Adjustment for such Benchmark Replacement; provided, that, if any Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time denominated in the relevant currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR with respect to a given currency: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR with respect to such currency, or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one (1) or more of the following events with respect to LIBOR with respect to a given currency: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR with respect to such currency, permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR with respect to such currency, (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR or any other Relevant Governmental Body, which states that the administrator of LIBOR with respect to such currency has ceased or will cease to provide LIBOR permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR with respect to such currency, or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR with respect to such currency is no longer representative.

“Benchmark Transition Start Date” means, with respect to LIBOR for any given currency, (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90)

days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to all Loans denominated in a given currency, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement with respect to Loans denominated in such currency, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder with respect to Loans denominated in such currency in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder with respect to Loans denominated in such currency pursuant to Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law” means (a) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), or (c) any similar blocking or anti-boycott law.

“Borrower” and “Borrowers” each has the meaning specified in the first introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful money of Canada.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent or directly to a L/C Issuer, for the benefit of the Administrative Agent, any L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as the context may indicate, as collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent (but only if the Administrative Agent is party to such Cash Collateral arrangement) and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; (g) investments in bond and equity funds which funds have a Morningstar rating of four or higher and a term not in excess of twelve months; and (h) any other investments made by the Loan Parties or their Domestic Subsidiaries in securities having a maturity of twelve months or less which investments are made in accordance with the terms of an internal investment policy which policy shall be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”. In the case of a Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the types and maturities described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (h) and in this sentence.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements in the ordinary course of business of the Company and its Subsidiaries.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, and (b) any Lender (or any Affiliate of such a Lender) that is a party to a Cash Management Agreement on the Restatement Effective Date, in its capacity as a party to such Cash Management Agreement.

“CDOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty five percent (35%) or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (x) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (y) who were appointed by the Permitted Holders; or

(c) except as otherwise permitted pursuant to Section 7.04 or Section 7.05, the failure of the Company to, directly or indirectly, own and control one hundred percent (100%) of the Equity Interests of each Borrower (other than the Company); provided, that, for the avoidance of doubt, the provisions of this clause (c) shall not apply to any Borrower (other than the Company) that has been or will contemporaneously be released as a Borrower in accordance with Section 2.14(e).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations pursuant to Section 2.03, and (c) purchase participations in Swing Line Loans pursuant to Section 2.04, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Restatement Effective Date, the aggregate Commitments of all Lenders shall equal $1,800,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or other form acceptable to the Administrative Agent in its sole discretion.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the first introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense that is paid or payable in cash during such period.

“Consolidated EBITDA” means, for any period for the Company and its Restricted Subsidiaries, on a consolidated basis, an amount equal to Consolidated Net Income for such period,

plus

(a) the sum of the following to the extent deducted in calculating such Consolidated Net Income for such period (without duplication):

(i) Consolidated Interest Expense,

(ii) the provision for taxes, based on income, profits or capital, including federal, state and local income taxes, franchise, value added and excise taxes and foreign withholding taxes, and penalties and interest related to such taxes or arising from any tax examination,

(iii) depreciation and amortization expense, including amortization of deferred financing fees and intangibles,

(iv) other non-recurring expenses (including non-cash items relating to the impairment of goodwill, non-cash write-down of intangibles, non-cash restructuring charges and non-cash charges related to plant closures) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period,

(v) any (A) expenses or charges related to any issuance of Equity Interests, Investment, Disposition, casualty event, recapitalization or the incurrence or repayment of Indebtedness permitted hereunder, including a refinancing thereof (in the case of any of the foregoing, whether or not consummated) and any amendment or modification to the terms of any such transactions, and (B) restructuring charges or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with acquisitions and other Investments after the Restatement Effective Date (whether or not consummated), project start-up costs, costs incurred in connection with any strategic initiatives, costs related to the closure and/or consolidation of facilities, retention, recruiting, relocation, severance and signing bonuses and expenses, in each case to the extent paid (x) in cash during the applicable period and (y) within one (1) year of the event to which such fee, expense or charge relates; provided, that, the aggregate amount permitted to be added to Consolidated Net Income pursuant to this clause (a)(v)(B) for any period shall not exceed seven and one half percent (7.5%) of Consolidated EBITDA as calculated by this definition (but without adding back any amounts pursuant to this clause (a)(v)(B)) for such period,

(vi) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or Disposition permitted hereunder to the extent actually reimbursed (but only to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related expense, charge or loss was deducted in the determination of Consolidated Net Income),

(vii) expenses, charges or losses with respect to liability or casualty events or business interruption to the extent covered by insurance and actually reimbursed (but only to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related expense, charge or loss was deducted in the determination of Consolidated Net Income), and

(viii) any other non-cash expenditure, charge or loss (including the impact of purchase accounting and amount of any compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants), excluding any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory, minus

(b) the following to the extent included in calculating such Consolidated Net Income for such period (without duplication):

(i) federal, state, local and foreign income tax credits,

(ii) interest income,

(iii) all non-cash items increasing Consolidated Net Income (excluding gains relating to write-ups, or decreases in reserves, with respect to accounts receivable and inventory), and

(iv) all cash payments that arise out of non-cash expenditures, charges, losses and similar items added back to Consolidated Net Income pursuant to clauses (a)(iv) and (a)(viii) above in a previous period.

For purposes of this Agreement and the other Loan Documents, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Investments to the extent consisting of an acquisition of any Person or all or substantially all of the business or a line of business of any Person (other than an Unrestricted Subsidiary) and Dispositions permitted under this Agreement, including, without duplication:

(x) adjustments permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933, and

(y) the amount of net cost savings and operating expense reductions projected by the Company in good faith to be realized as a result of specified actions taken or to be taken (in the good faith determination of the Company) in connection with any acquisition permitted hereunder, any other Investment or any Disposition (each a “Specified Transaction”) by the Company or any Restricted Subsidiary permitted hereunder, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, so long as (A) such net cost savings and operating expense reductions are factually supportable, identifiable and reasonably expected to be realized within eighteen (18) months of such Specified Transaction, (B) an authorized financial officer of the Company provides to the Administrative Agent reasonably detailed computations of such net cost savings and operating expense reductions in a certificate executed by a Responsible Officer stating that such adjustment or adjustments are based on the reasonable and good faith belief of such officer at the time of the execution, (C) the aggregate amount of such net cost savings and operating expense reductions for such period does not exceed seven and one half percent (7.5%) of Consolidated EBITDA as calculated by this definition for such period (but prior to giving effect to this clause (y)), and (D) such net cost savings and operating expense reductions are reasonably acceptable to the Administrative Agent; provided, that, no cost savings or operating expense reductions shall be added pursuant to this clause (y) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Cash Interest Expense for the period of the four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period for the Company and its Restricted Subsidiaries, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) to the extent not reflected in clause (a) or (b) above, (i) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (ii) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances.

“Consolidated Net Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, (a) the total of (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money indebtedness, (iii) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (v) all Attributable Indebtedness, (vi) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (v) above of Persons other than the Company or any of its Restricted Subsidiaries, and (vii) all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiaries less (b) the Applicable Cash Balance as of such date of determination.

“Consolidated Net Income” means, for any period, the net income of the Company and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period determined in accordance with GAAP; provided, that, Consolidated Net Income shall exclude any income (or loss) for such period for any Person that is not a Restricted Subsidiary except to the extent of the aggregate amount of such net income actually distributed in cash by such Person (including by any Unrestricted Subsidiary) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on or immediately prior to such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.27.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws or corporate insolvency Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, to the extent applicable, under the Australian Corporations Act).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and Eurocurrency Rate Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent (2%) per annum; (b) when used with respect to a Eurocurrency Rate Loan, a rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum; and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2%) per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent and the Company that it will comply with its funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of any Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent

Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Company, each L/C Issuer, the Swing Line Lender and each Lender.

“Departing Lender” means each “Lender” under the Existing Credit Agreement that is not continuing as a Lender under this Agreement upon the effectiveness of this Agreement on the Restatement Effective Date.

“Designated Borrower” means any Designated Domestic Borrower or any Designated Foreign Borrower.

“Designated Borrower Notice” has the meaning specified in Section 2.14(a).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(a).

“Designated Domestic Borrower” has the meaning specified in the first introductory paragraph hereto.

“Designated Foreign Borrower” has the meaning specified in the first introductory paragraph hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests in to which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests not constituting Disqualified Equity Interests), pursuant to sinking fund obligations or otherwise except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (other than Extended Letters of Credit and any other Letter of Credit the Outstanding Amount of which has been Cash Collateralized or back-stopped by a letter of credit or other credit support in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests not constituting Disqualified Equity Interests) in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any Restricted Subsidiary in order to satisfy the applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Applicant Borrower” has the meaning specified in Section 2.14(a).

“Domestic Borrower” has the meaning specified in the first introductory paragraph hereto.

“Domestic Borrower Joinder Agreement” has the meaning specified in Section 6.14(a).

“Domestic Guarantors” means, collectively, the Company, each other Domestic Borrower and each other Domestic Subsidiary that Guarantees the Obligations, whether pursuant to Section 6.14 or otherwise.

“Domestic Guaranty” means that certain guaranty agreement made by the Domestic Guarantors in favor of the Administrative Agent and the other Lender Parties pursuant to which the Domestic Guarantors Guarantee the Obligations, substantially in the form of Exhibit F-1.

“Domestic Obligor” means the Company or a Loan Party that is a Domestic Subsidiary and includes any Domestic Borrower.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States and is not otherwise a Foreign Subsidiary.

“Domestic Swing Line Loan” has the meaning specified in Section 2.04(a).

“Drawing Notice” has the meaning specified in Section 2.03(c)(i).

“Dutch Loan Party” means a Loan Party incorporated in the Netherlands.

“Dutch Group Member” means a Foreign Subsidiary incorporated in the Netherlands.

“Dutch Guarantor” means a Guarantor incorporated in the Netherlands.

“Early Opt-in Election” means, with respect to LIBOR for any given currency, the occurrence of: (a) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined that syndicated credit facilities denominated in a given currency being executed at such time, or that include language similar to that contained in Section 3.03(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR with respect to such currency, and (b) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vii) and (viii) (subject to such consents, if any, as may be required under Sections 10.06(b)(iii), (vii) and (viii)); provided, that, so long as any Borrower organized under the laws of the Netherlands is a party hereto, each Eligible Assignee shall be a Professional Lender.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvency or has been terminated; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 3.03(b):

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to

(i) with respect to a Eurocurrency Rate Loan in Dollars, Euro or Sterling, the London Interbank Offered Rate (“LIBOR”) as administered by ICE Benchmark Administration Limited (or a comparable or successor quoting service approved by the Administrative Agent) for deposits in Same Day Funds in the relevant currency for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate or on the appropriate page or screen of such other information service that publishes such rate from time to time as is selected by the Administrative Agent in its reasonable discretion) (in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period; provided, that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate;

(ii) with respect to a Eurocurrency Rate Loan in Canadian Dollars, the average rate for Canadian Dollars bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or a comparable or successor quoting service approved by the Administrative Agent) with a tenor equal to such Interest Period, displayed on the CDOR page of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate or on the appropriate page or screen of such other information service that publishes such rate from time to time as is selected by the Administrative Agent in its reasonable discretion) (in each case, the “CDOR Screen Rate”) at approximately 11:00 a.m., Toronto time, on the first day of such Interest Period; provided, that, if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the CDOR Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate;

(iii) with respect to a Eurocurrency Rate Loan in Australian Dollars, the Bank Bill Swap Reference Rate as administered by ASX Benchmarks Pty Limited (or a comparable or successor quoting service approved by the Administrative Agent) for Australian Dollar bills of exchange with a tenor equal to such Interest Period, displayed on page BBSY of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate or on the appropriate page or screen of such other information service that publishes such rate from time to time as is selected by the Administrative Agent in its reasonable discretion) (in each case, the “BBSY Screen Rate”) at approximately 11:00 a.m., Sydney time, on the first day of such Interest Period; provided, that, if the BBSY Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the BBSY Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate;

(iv) with respect to a Eurocurrency Rate Loan in Hong Kong Dollars, the Hong Kong Interbank Offered Rate (HIBOR) as published by Reuters (or a comparable or successor quoting service approved by the Administrative Agent) (in each case, the “HIBOR Screen Rate”) at approximately 11:00 a.m., Hong Kong time, on the first day of such Interest Period, for deposits in Hong Kong Dollars with a term equivalent to such Interest Period; provided, that, if the HIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the HIBOR Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate;

(v) with respect to a Eurocurrency Rate Loan in Singapore Dollars, the Swap Offer Rate (SOR) as administered by the Association of Banks in Singapore (or any other person which takes over the administration of that rate) for deposits in Singapore Dollars for a period equal in length to such Interest Period as displayed on page ABSFIX01 of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate or on the appropriate page or screen of such other information service that publishes such rate from time to time as is selected by the Administrative Agent in its reasonable discretion) (in each case, the “SOR Screen Rate”) at approximately the Singapore time equivalent of 12:00 p.m. (London time), two (2) Business Days before the first day of such Interest Period; provided, that, if the SOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the SOR Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate;

(vi) with respect to a Eurocurrency Rate Loan in an Alternative Currency approved under Section 1.06, the applicable floating interest rate quotation as published by Reuters (or other commercially available source providing such interest rate quotations as designated by the Administrative Agent from time to time) at a quotation time and date specified in writing and approved pursuant to Section 1.06, for deposits in the relevant currency with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to a Base Rate Loan or Domestic Swing Line Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day; provided, that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the LIBOR Screen Rate shall not be available at such time, the Eurocurrency Rate for such Loan shall be the Interpolated Rate; and

Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Eurocurrency Rate be less than zero.

“Eurocurrency Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans that are Revolving Credit Loans may be denominated in Dollars or in an Alternative Currency. All Revolving Credit Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under the keepwell provisions in the Guaranties). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, permanent establishment or permanent representative (within the meaning of the OECD Model Tax Convention) or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), (d) any U.S. federal withholding taxes imposed under FATCA, (e) Taxes that arise as a result of any Lender having a substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet Inkomstenbelasting 2001) in a Loan Party, (f) a Bank Levy, (g) any withholding Taxes required by virtue of the Luxembourg law dated 23 December 2005 (the “Relibi Law”) as amended, introducing a withholding tax on interest payments made by Luxembourg paying agents to individual beneficial owners that are resident in Luxembourg, (h) any Luxembourg taxes and stamp duties payable due to the registration of a Loan Document (and any document in connection therewith) with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg, where the registration or presentation of a Loan Document (and any document in connection therewith) is not required to enforce or protect the rights of a Lender or the Administrative Agent under such Loan Document, and (i) in the case of a Belgian Borrower, Taxes imposed by Belgium as a result of the fact that any Lender is not or has ceased to be a Belgian Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Belgian treaty or any published practice or published concession of any relevant taxing authority. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document; provided, that, such Lender shall have complied with Section 3.01(g)(i).

“Existing Credit Agreement” has the meaning specified in the second introductory paragraph hereto.

“Existing Indentures” means, collectively, the 2013 Indenture and the 2017 Indenture.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1.01(d).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.19(a).

“Extended Letter of Credit” has the meaning specified in Section 2.03(a)(ii)(B).

“Extending Lender” has the meaning assigned to such term in Section 2.19(a).

“Extension Date” has the meaning assigned to such term in Section 2.19(a).

“Facility” means the revolving credit facility established pursuant to Section 2.01 in an amount equal to the aggregate amount of the Lenders’ Commitments at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means the collective reference to (a) that certain fee letter agreement dated as of September 10, 2019 among the Company, Wells Fargo and Wells Fargo Securities, LLC, (b) that certain fee letter agreement dated as of September 10, 2019 among the Company, Bank of America, N.A. and BofA Securities, Inc., (c) that certain fee letter agreement dated as of September 10, 2019 between the Company and Barclays Bank PLC, (d) that certain fee letter agreement dated as of September 10, 2019 between the Company and JPMorgan Chase Bank, N.A., (e) that certain fee letter agreement dated as of September 10, 2019 between the Company and Mizuho Bank, Ltd., (f) that certain fee letter agreement dated as of September 10, 2019 between the Company and MUFG Bank, Ltd., (g) that certain fee letter agreement dated as of September 10, 2019 among the Company, PNC Bank, National Association and PNC Capital Markets LLC, (h) that certain fee letter agreement dated as of September 10, 2019 among the Company, SunTrust Bank and SunTrust Robinson Humphrey, Inc., and (i) that certain fee letter agreement dated as of September 10, 2019 between the Company and U.S. Bank National Association.

“Foreign Applicant Borrower” has the meaning specified in Section 2.14(b).

“Foreign Borrower” has the meaning specified in the first introductory paragraph hereto.

“Foreign Borrower Joinder Agreement” has the meaning specified in Section 6.14(b).

“Foreign Borrower Sublimit” means, the lesser of (a) (i) with respect to each Foreign Borrower on the Restatement Effective Date, an amount equal to the amount set forth opposite the name of such Foreign Borrower on Schedule 1.01(b) and (ii) with respect to each Designated Foreign Borrower, an amount agreed to by the Administrative Agent and the Company and set forth in the Designated Borrower Notice applicable to such Designated Foreign Borrower and (b) the Facility. The Foreign Borrower Sublimits are part of, and not in addition to, the Facility.

“Foreign Guarantors” means, collectively, each Foreign Borrower and each other Foreign Subsidiary that Guarantees the Foreign Obligations, whether pursuant to Section 6.14 or otherwise.

“Foreign Guaranty” means that certain guaranty agreement made by Foreign Guarantors in favor of the Administrative Agent and the other Lender Parties pursuant to which the Foreign Guarantors Guarantee the Foreign Obligations, substantially in the form of Exhibit F-2.

“Foreign Lender” means (a) with respect to a Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to a Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Foreign Obligor arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. In no event shall the Foreign Obligations include any Excluded Swap Obligations.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary and includes any Foreign Borrower.

“Foreign Subsidiary” means any Subsidiary that (a) is organized under the laws of a jurisdiction other than the United States, or a state or political subdivision thereof including the District of Columbia, (b) is a Subsidiary of a Subsidiary described in clause (a) or (c) is organized under the laws of the United States or a state or political subdivision thereof including the District of Columbia that is a disregarded entity for purposes of the Code and all of or substantially all of the assets of which consist of Equity Interest of one (1) or more Subsidiaries described in clause (a) above.

“Foreign Swing Line Loan” has the meaning specified in Section 2.04(a).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Belgian Amount” has the meaning specified in Section 10.20(c).

“Guaranties” means, collectively, the Domestic Guaranty and the Foreign Guaranty.

“Guarantors” means, collectively, the Domestic Guarantors and the Foreign Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means (a) any Person that, at the time it enters Swap Contract is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract, and (b) any Lender (or any Affiliate of such a Lender) that is a party to a Swap Contract on the Restatement Effective Date, in its capacity as a party to such Swap Contract.

“HIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increase Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Increase” has the meaning specified in Section 2.15(a).

“Incremental Increase Lender” has the meaning specified in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby, but excluding commercial), bankers’ acceptances (including any bankers’ acceptances arising from the drawing of commercial letters of credit), bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and payable in accordance with customary trade practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, that, in the case of Indebtedness which has not been assumed by such Person, the amount of the Indebtedness of such Person under this clause (e) shall be deemed to be the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate principal amount of the Indebtedness of such other Person secured thereby;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to the Lender owed such Loan; provided, that, if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December, with the first such date being the last Business Day of December, 2019, and the Maturity Date applicable to the Lender owed such Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Company in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately following Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the latest Maturity Date in effect at such time.

“Interpolated Rate” means, at any time, for a given currency and for a given Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Screen Rate, CDOR Screen Rate, BBSY Screen Rate, HIBOR Screen Rate or SOR Screen Rate, as applicable, for the longest period (for which a LIBOR Screen Rate, CDOR Screen Rate, BBSY Screen Rate, HIBOR Screen Rate or SOR Screen Rate is available for such currency) that is shorter than such Interest Period; and (b) the LIBOR Screen Rate, CDOR Screen Rate, BBSY Screen Rate, HIBOR Screen Rate or SOR Screen Rate, as applicable, for the shortest period (for which a LIBOR Screen Rate, CDOR Screen Rate, BBSY Screen Rate, HIBOR Screen Rate or SOR Screen Rate is available for such currency) that exceeds such Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by a L/C Issuer and the Company (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Wells Fargo, each other Lender that is listed on the signature pages hereto as a “L/C Issuer” and any other Lender that becomes a L/C Issuer in accordance with Section 2.03(m), each in its respective capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (whether pursuant to Section 2.03(m), 2.03(n), 9.07, 10.06 or otherwise), but excluding any Lender that resigns or is removed as a L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to Letters of Credit after such resignation or removal). References to the L/C Issuer herein shall, as the context may indicate (including with respect to any particular Letter of Credit, L/C Credit Extension, L/C Borrowing or L/C Obligations), mean the applicable L/C Issuer, each L/C Issuer, any L/C Issuer, or all L/C Issuers.

“L/C Issuer Sublimit” means, (a) with respect to each L/C Issuer on the Restatement Effective Date, an amount equal to the amount set forth opposite the name of such L/C Issuer on Schedule 1.01(e), as such amount may be changed after the Restatement Effective Date in a written agreement between the Company and such L/C Issuer (which such agreement shall be promptly delivered to the Administrative Agent upon execution) and (b) with respect to any Lender becoming a L/C Issuer after the Restatement Effective Date, such amount as may be separately agreed in writing between such L/C Issuer and the Company from time to time (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided, that, the L/C Issuer Sublimit with respect to any Person that ceases to be a L/C Issuer for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The L/C Obligations of (a) any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time, and (b) any particular L/C Issuer at any time shall mean the L/C Obligations allocable to Letters of Credit issued by such L/C Issuer.

“Lender” has the meaning specified in the first introductory paragraph hereto and, as the context requires, includes the Swing Line Lender. It is understood that with respect to any Foreign Borrower or any Alternative Currency, the term “Lender” includes such Lender’s branches and Affiliates to the extent applicable.

“Lender Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any Restricted Subsidiary and any Cash Management Bank.

“Lender Hedge Agreement” means any Swap Contract that is entered into by and between the Company or any Restricted Subsidiary and any Hedge Bank.

“Lender Notice Date” has the meaning assigned to such term in Section 2.19(a).

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each L/C Issuer, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.06, and the other Persons the Obligations owing to which are or are purported to be Guaranteed under the Guaranties.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time generally in use by a L/C Issuer.

“Letter of Credit Expiration Date” means, with respect to a L/C Issuer, the day that is seven days prior to the earliest Maturity Date applicable to such L/C Issuer in its capacity as a Lender (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means the lesser of (a) $125,000,000 and (b) the Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Facility.

“Leverage Increase Period” has the meaning specified in Section 7.12(b).

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, the Guaranties, each Committed Loan Notice, each Issuer Document, each Fee Letter, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.03 or 2.16 of this Agreement.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Luxembourg” means the Grand Duchy of Luxembourg

“Luxembourg Loan Party” means any Loan Party incorporated or established in Luxembourg.

“Luxembourg Party” has the meaning specified in Section 10.20(b).

“Material Adverse Effect” means (a) a material adverse effect upon, the operations, business, properties or financial condition of the Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under any of the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Subsidiary” means a Restricted Subsidiary that individually, or a collective reference to a group of Restricted Subsidiaries that collectively (calculated in each case with respect to any such Restricted Subsidiary on a stand-alone basis, without giving effect to Total Consolidated Assets attributable to the Subsidiaries of any such Subsidiary), represents more than five percent (5%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries. For the avoidance of doubt, for an Event of Default to occur under Section 8.01(f), (g) or (h) with respect to a group of Subsidiaries constituting a “Material Subsidiary”, the event, condition or circumstance described in Section 8.01(f), (g) or (h), as the case may be, must apply to each Subsidiary of such group.

“Maturity Date” means October 18, 2024, or such later date that may be established for any Lender from time to time pursuant to Section 2.19; provided, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Foreign Borrower Sublimit” means the lesser of (a) $750,000,000 and (b) the Facility. The Maximum Foreign Borrower Sublimit is part of, and not in addition to, the Facility.

“Maximum Rate” has the meaning specified in Section 10.09.

“Mohawk BV” has the meaning specified in the first introductory paragraph hereto.

“Mohawk International” has the meaning specified in the first introductory paragraph hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, on any date of determination, the rating most recently announced by Moody’s with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Company, or if such rating is unavailable, the corporate family rating of the Company and its Subsidiaries issued by Moody’s (or any substantially similar successor rating, however styled).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions on behalf of participants who are or were formerly employed by any of them.

“Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a noncooperative jurisdiction within the meaning of article 307, §1/2 of the Belgian Income Tax Code 1992 or any successor provision.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Extending Lender Request” has the meaning assigned to such term in Section 2.19(d).

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Lender Cash Management Agreement or Lender Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means (a) with respect to Revolving Credit Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Credit Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day,

(a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation; and

(b) with respect to any amount denominated in an Alternative Currency, the greater of (i) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation or (ii) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans or Multiemployer Plans, as applicable, and set forth in, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holders” means: (a) any of (or any combination of) Jeffrey S. Lorberbaum and his siblings (whether natural or adopted); (b) any of the immediate family members of any individual referred to in clause (a) consisting of such individual’s spouse and lineal descendants (whether natural or adopted); (c) any trusts established for the sole benefit of any of the foregoing individuals; and (d) any corporation, partnership, limited liability company or other legal entity of which all of the outstanding Equity Interests are owned directly or indirectly, by any of the Persons (or any combination of the Persons) referred to in clauses (a) through (c) above.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing and any deposit account or securities account into which collections in respect of the foregoing may be deposited (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Company (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one (1) or more investors or other purchasers (other than any Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one (1) or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein; provided, that, any such transactions shall provide for recourse to any Restricted Subsidiary (other than any Receivables Financing Subsidiary) or any Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

The “amount” or “principal amount” of any Permitted Receivables Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer (other than any Receivables Financing Subsidiary) in connection with its purchase of Receivables less the amount of collections received by the Company or any Restricted Subsidiary in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for participants who are current or former employees of the Company or any such Plan to which the Company is required to contribute on behalf of such participants.

“Platform” has the meaning specified in Section 6.02.

“Premium Australia” has the meaning specified in the first introductory paragraph hereto.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Professional Lender” means any person that qualifies as a professional market party within the meaning of the Dutch Act on financial supervision (Wet op het financieel toezicht), or any other person that does not form part of the term “public” within the meaning of the Capital Requirements Regulation (EU/575/2013).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.27.

“Qualified Acquisition” means (a) an acquisition with aggregate Acquisition Consideration of at least $150,000,000, or (b) a series of related acquisitions in any twelve (12) month period, with aggregate Acquisition Consideration for all such acquisitions of at least $150,000,000; provided, that, for any such acquisition or series of related acquisitions to qualify as a Qualified Acquisition, a Responsible Officer of the Company shall have delivered to the Administrative Agent a certificate (any such certificate, a “Qualified Acquisition Notice”) on or prior to the consummation of such acquisition or the final closing date with respect to a series of related acquisitions (i) certifying that the acquisition or series of related acquisitions meet the criteria set forth in the foregoing clause (a) or clause (b), as applicable, and (ii) notifying the Administrative Agent that the Company has elected to treat such acquisition or series of related acquisitions as a Qualified Acquisition.

“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.

“Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Rating Level
S&P Rating A- or higher / Moody’s Rating A3 or higher	I
S&P Rating BBB+ / Moody’s Rating Baa1	II
S&P Rating BBB / Moody’s Rating Baa2	III
S&P Rating BBB- / Moody’s Rating Baa3	IV
S&P Rating / Moody’s Rating does not qualify for Rating Levels I through IV	V

The Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating in effect on such day. If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”), the higher of such ratings shall control, unless the ratings differ by more than one (1) level, in which case the rating one (1) level below the higher of the two (2) ratings shall control.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, lease of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly Owned Subsidiary of the Company which is the transferee of Receivables in connection with, and the borrower under, a Permitted Receivables Financing.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Refinancing Indebtedness” means with respect to any particular outstanding Indebtedness (the “Refinanced Indebtedness”) any Indebtedness the proceeds of which are used to refinance, refund, renew or extend such Refinanced Indebtedness; provided, that, (a) the amount of such refinancing, refunding, renewing or extending Indebtedness does not exceed the outstanding amount of the Refinanced Indebtedness except by an amount equal to a reasonable premium or other reasonable amount paid, and reasonable fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that of the Refinanced Indebtedness and (c) such refinancing, refunding, renewing or extending Indebtedness shall not constitute an obligation of any Restricted Subsidiary that shall not have been an obligor in respect of such Refinanced Indebtedness, and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Refinanced Indebtedness and, in each case, shall constitute an obligation of such Restricted Subsidiary or of the Company only to the extent of their obligations in respect of such Refinanced Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Related Assets” has the meaning specified in the definition of Permitted Receivables Financing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means, with respect to any given Benchmark Replacement, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency in which such Benchmark Replacement is denominated, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Removal Effective Date” has the meaning specified in Section 9.07(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to a L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments; provided, that, the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means October 18, 2019.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Restricted Subsidiary, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revaluation Date” means:

(a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency or a Foreign Swing Line Loan, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) such periodic intervals (no more frequent than monthly) as the Administrative Agent shall determine or the Swing Line Lender or the Required Lenders shall require and (iv) such other times as the Administrative Agent shall reasonably deem necessary in connection with the administration of this Agreement; and

(b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by a L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Restatement Effective Date, (v) such periodic intervals (no more frequent than monthly) as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Lenders shall require and (vi) such other times as the Administrative Agent shall reasonably deem necessary in connection with the administration of this Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Company, or if such rating is unavailable, the corporate family rating of the Company and its Subsidiaries issued by S&P (or any substantially similar successor rating, however styled).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time of determination, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Restatement Effective Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time of determination, (a) any Person publicly listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the Commonwealth of Australia, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the preceding clause (a) or (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are publicly designated under any Sanctions program. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote, directly or indirectly, twenty five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions and trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or by the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the Commonwealth of Australia.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Singapore Dollars” means the lawful currency of Singapore.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Foreign Borrower” means (a) each of the Foreign Borrowers as of the Restatement Effective Date and (b) each other Designated Foreign Borrower that is approved as a “Specified Foreign Borrower” by the Swing Line Lender in its reasonable discretion.

“Spot Rate” for a currency means the rate determined by the Administrative Agent, the Swing Line Lender with notice thereof to the Administrative Agent or the applicable L/C Issuer with notice thereof to the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent, the Swing Line Lender or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one (1) or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Substitute Rating” means, on any date of determination, the rating most recently announced by a Substitute Rating Agency with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Company, or if such rating is unavailable, the corporate family rating of the Company and its Subsidiaries issued by such Substitute Rating Agency (or any substantially similar successor rating, however styled).

“Substitute Rating Agency” means Fitch, Inc., if then providing a debt rating or corporate family rating for the Company, or if not, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Supported QFC” has the meaning specified in Section 10.27.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Guarantor, an obligation to pay or perform under any Swap Contract or any other agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo (or its Applicable Designee) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means the lesser of (a) $150,000,000 and (b) the Facility. The Swing Line Sublimit is part of, and not in addition to, the Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency (including administration) or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Incentive Program” means any city, county or state tax abatement or reduction program pursuant to which a Person transfers property to an industrial development authority or other governmental or quasi-governmental entity for the principal purpose of obtaining a full or partial abatement or reduction in real and/or personal property taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $100,000,000.

“Total Consolidated Assets” means, as of any date of determination with respect to the Company, the total of all assets appearing on the consolidated balance sheet of the Company and its consolidated Subsidiaries most recently furnished pursuant to Section 6.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unadjusted Benchmark Replacement” means, with respect to a given Benchmark Replacement, such Benchmark Replacement excluding the Benchmark Replacement Adjustment for such Benchmark Replacement.

“Unilin” has the meaning specified in the first introductory paragraph hereto.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means each Foreign Subsidiary of the Company that becomes an Unrestricted Subsidiary in accordance with Section 2.18 (until such time, if ever, that such Foreign Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 2.18(b)).

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.27.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Equity Interest with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person. Unless otherwise specified, all references herein to “Wholly Owned” means, with respect to any direct or indirect Subsidiary, that one hundred percent (100%) of the Equity Interest with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by the Company.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section and Article headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any provision of Section 5.20, Section 6.18 or Section 7.14 shall not apply to or in favor of any Person if and to the extent that it would result in a breach, by or in respect of that Person, of any applicable Blocking Law.

(e) A “security interest” includes, in respect of a Dutch Group Member or in connection with any security in the Netherlands, a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right of retention (recht van retentie), a right to reclaim goods (recht van reclame) and in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Loan Document shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request in a written notice to the Administrative Agent, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement and the other Loan Documents or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that, (A) for purposes of calculating the covenants under this Agreement or any other Loan Document, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements and (B) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

1.04 Rounding. Any financial ratios required to be maintained by the Company or any Restricted Subsidiary pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent, the Swing Line Lender or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer (as the case may be).

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan, Foreign Swing Line Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent, the Swing Line Lender or the applicable L/C Issuer, as the case may be.

1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans that are Revolving Credit Loans and/or Foreign Swing Line Loans be made, and/or Letters of Credit be issued, in a currency other than those specifically listed in the definition of “Alternative Currency” or, in the case of Foreign Swing Line Loans, listed in Section 2.04(a); provided, that, such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans that are Revolving Credit Loans, such request shall be subject to the written approval of the Administrative Agent and all the Lenders; in the case of any such request with respect to the making of Foreign Swing Line Loans, such request shall be subject to the written approval of the Administrative Agent and the Swing Line Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the written approval of the Administrative Agent and the applicable L/C Issuer that will be issuing Letters of Credit in such currency.

(b) Any such request shall be made by the Company (i) in the case of any such request pertaining to Eurocurrency Rate Loans that are Revolving Credit Loans, to the Administrative Agent, (ii) in the case of any such request pertaining to Foreign Swing Line Loans, to the Administrative Agent and the Swing Line Lender and (iii) in the case of any such request pertaining to Letters of Credit, to the Administrative Agent and each L/C Issuer which the Company desires issue such Letters of Credit, in each case, not later than 11:00 a.m., fifteen (15) Business Days prior to the date of the desired Credit Extension (or such other time or earlier date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, or in the case of any such request pertaining to Foreign Swing Line Loans, the Swing Line Lender, in each case, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans that are Revolving Credit Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans that are Revolving Credit Loans), the Swing Line Lender (in the case of any such request pertaining to Foreign Swing Line Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans that are Revolving Credit Loans or Foreign Swing Line Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender, the Swing Line Lender or any applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender, the Swing Line Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans that are Revolving Credit Loans or Foreign Swing Line Loans to be made or Letters of Credit to be issued, as the case may be, in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans that are Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Credit Borrowings of Eurocurrency Rate Loans; if the Administrative Agent and the Swing Line Lender consent to the making of Foreign Swing Line Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall hereupon be deemed for all purposes to be included in the currencies set forth in Section 2.04(a)(ii) for Swing Line Borrowings by Foreign Borrowers pursuant to Foreign Swing Line Loans requested; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances to be issued by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

1.07 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Restatement Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

1.11 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.12 Luxembourg Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement and in any other Loan Document, where it relates to a Luxembourg Loan Party, a reference to:

(a) a winding-up, administration, reorganisation, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur or similar officer;

(c) a lien or security interest includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d) a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(e) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(f) a director, manager or officer includes an administrateur and a gérant.

1.13 Belgian Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Belgian Loan Party, a reference to:

(a) gross negligence is a reference to zware fout/faute loured and wilful misconduct is a reference to opzet/dol;

(b) Organization Documents means (i) its incorporation deed and (ii) its most recent coordinated articles of association;

(c) a liquidator, receiver, trustee or similar officer includes any insolventiefunctionaris/praticien de l’insolvabilité, curator/curateur, vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, gerechtsmandataris/mandataire de justice, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc and ondernemingsbemiddelaar/médiateur d’entreprise, as applicable;

(d) a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(e) a moratorium or reorganization includes any gerechtelijke reorganisatie/réorganisation judiciaire or staking van betaling/cessation de paiements;

(f) rearrangement includes a minnelijk akkoord met schuldeisers/accord amiable avec des créanciers, collectief akkoord/accord collectif or reorganisatie door overdracht onder gerechtelijk gezag/réorganisation par transfert sous autorité de justice, as applicable;

(g) insolvency includes any insolventieprocedure/procedure d’insolvabilité, gerechtelijke reorganisatie/réorganisation judiciaire, faillissement/faillite and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(h) an attachment, execution or analogous process includes any onteigening/expropriation, any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(i) a security, security interest or Lien includes a mortgage (hypotheek/hypothèque), a pledge (pand/gage), a transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie), any other proprietary security interest (zakelijke zekerheid/sûreté réelle), a mandate to grant a mortgage, a pledge or any other real surety, a privilege (voorrecht/privilège) and a retention of title (eigendomsvoorbehoud/réserve de propriété);

(j) a merger or consolidation includes a overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and an assimilated transaction (gelijkgestelde verrichting/opération assimilée) in accordance with the Belgian Companies Code;

(k) a Loan Party being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Loan Party has its statutory seat in Belgium; and

(l) guarantee means, only for the purpose of the guarantee granted by a Belgian Loan Party under this Agreement, an independent guarantee and not a surety (borg/cautionnement).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period of such Lender, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, that, after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the amount of the Facility, (ii) the Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the Outstanding Amount of all Revolving Credit Loans made to all Foreign Borrowers plus the Outstanding Amount of all Foreign Swing Line Loans shall not exceed the Maximum Foreign Borrower Sublimit and (iv) with respect to each individual Foreign Borrower, the Outstanding Amount of all Revolving Credit Loans made to such Foreign Borrower plus the Outstanding Amount of all Foreign Swing Line Loans made to such Foreign Borrower shall not exceed the Foreign Borrower Sublimit applicable to such Foreign Borrower. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, that, each Revolving Credit Loan denominated in an Alternative Currency shall be a Eurocurrency Rate Loan.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Except in the case of Swing Line Loans, each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (or, in the case of any Borrowing of a Domestic Borrower, 12:30 p.m.) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans made to the Company and denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency (including Australian Dollars)) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing by the Company of Base Rate Loans. Upon receipt of such notice the Administrative Agent shall give prompt notice to the Lenders of such request. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency shall be in a principal amount of the applicable Alternative Currency Equivalent of $5,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b) and (c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except in the case of Swing Line Loans, each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, as the case may be, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Revolving Credit Loans to be borrowed, if applicable, and (vii) the name of the applicable Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing of Revolving Credit Loans, then the Revolving Credit Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Committed Loan Notice, then in the case of Loans requested to be made in Dollars to the Company, the applicable Loans shall be made as Base Rate Loans, and in all other cases the applicable Revolving Credit Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one (1) month. If the Company fails to give a timely notice requesting a conversion or continuation of Eurocurrency Rate Loans such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in such other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Credit Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds in the applicable currency of such Borrowing at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (or, in the case of any Borrowing of a Domestic Borrower, 3:00 p.m.), in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction (or waiver in accordance with Section 10.01) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower, as promptly as reasonably practicable, in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company on behalf of the applicable Borrower; provided, that, if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default under Section 8.01(a) or (f), or upon written notice to the Company from the Administrative Agent given at the direction of the Required Lenders during the existence of any other Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten Interest Periods in effect.

2.03 Letters of Credit.

(a) Letters of Credit.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer shall, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, issue Letters of Credit denominated in Dollars or in one (1) or more Alternative Currencies applicable to such L/C Issuer for the account of the Company or any of its Restricted Subsidiaries in an aggregate amount up to the Letter of Credit Sublimit, and amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Restricted Subsidiaries and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the

Total Outstandings shall not exceed the amount of the Facility, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the L/C Obligations of any L/C Issuer shall not exceed the L/C Issuer Sublimit of such L/C Issuer. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii) The applicable L/C Issuer shall not issue a Letter of Credit, if:

(A) the expiry date of such Letter of Credit (or the initial expiry date of an Auto-Extension Letter of Credit) would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such Letter of Credit would occur after the Letter of Credit Expiration Date unless the applicable L/C Issuer has approved such later expiry date (in which case, such Letter of Credit shall be an “Extended Letter of Credit”), it being acknowledged and agreed that each such Extended Letter of Credit shall be Cash Collateralized in accordance with Section 6.16; or

(C) after giving effect to such issuance and taking into account (1) the respective Maturity Date then in effect with respect to all Lenders on the date of issuance of such Letter of Credit, and (2) the respective expiry dates then in effect with respect to all other Letters of Credit then outstanding, the Outstanding Amount of all L/C Obligations (including those with respect to such Letter of Credit) would exceed the Letter of Credit Sublimit scheduled to be in effect at any time during the period such Letter of Credit is scheduled to remain in effect, as determined by the Administrative Agent, unless the applicable L/C Issuer has approved such issuance, it being acknowledged and agreed that each such Letter of Credit shall be Cash Collateralized in accordance with Section 2.03(k).

(iii) The applicable L/C Issuer shall not be under any obligation to issue a Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency applicable to such L/C Issuer;

(E) such L/C Issuer does not, as of the issuance date of the requested Letter of Credit (and as a general matter), issue Letters of Credit in the requested currency; or

(F) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either such Letter of Credit or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers or any of them.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such shorter period of time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably require. Additionally, the Company shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit (or on the Restatement Effective Date in the case of the Existing Letters of Credit), each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in the applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or with respect to an Extended Letter of Credit, the expiry date set forth in such Extended Letter of Credit); provided, that, such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) If the Company so requests in the applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic reinstatement provisions (each, an “Auto-Reinstatement Letter of Credit”); provided, that, (A) no L/C Issuer shall be obligated to issue an Auto-Reinstatement Letter of Credit, and (B) any such Auto-Reinstatement Letter of Credit must permit such L/C Issuer to prevent any such reinstatement in the event such L/C Issuer is not reimbursed within a certain period for the reinstated portion.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon the funding by a L/C Issuer of a drawing under any Letter of Credit issued by such L/C Issuer, such L/C Issuer shall promptly notify (any such notification, a “Drawing Notice”) the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the applicable L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The Company shall reimburse, or shall cause the applicable Restricted Subsidiary to reimburse, such L/C Issuer of the Letter of Credit in an amount equal to the amount of such drawing and in the applicable currency no later than (x) 2:00 p.m. on the same Business Day that the Company receives a Drawing Notice from such L/C Issuer if such Drawing Notice is received by the Company by 1:00 p.m. and (y) 11:00 a.m. on the immediately following Business Day if the Company receives a Drawing Notice from such L/C Issuer after 1:00 p.m. If neither the Company nor any Restricted Subsidiary so reimburses such L/C Issuer of the Letter of Credit by the applicable time specified in the immediately preceding sentence, such L/C Issuer shall promptly notify the Administrative Agent of such failure to reimburse and of the amount of the unreimbursed drawing

(expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the Administrative Agent shall promptly notify each Lender of amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until a Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will notify the applicable L/C Issuer as promptly as practicable but in no event later than 2 Business Days following the receipt by a Responsible Officer of a copy of such Letter of Credit or amendment provided by the Administrative Agent or the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e)(i) through (vi); provided, that, anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount then available to be drawn under such Letter of Credit; provided, that, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither the Company nor such Defaulting Lender has provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 or 2.16 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the Letter of Credit Fee, the daily amount available to be drawn under any Letter of Credit, shall be determined without regard to Section 1.09. Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit (or in the case of the Existing Letters of Credit, after the end of December, 2019), on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter of the applicable institution acting as a L/C Issuer or as otherwise agreed between such L/C Issuer and the Company, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit

(or in the case of the Existing Letters of Credit, after the end of December, 2019), on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing fees payable in respect of Letters of Credit described in this Section 2.03(i), the amount of such Letter of Credit shall be determined without regard to Section 1.09. In addition, the Company shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect and charged to its customers generally. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Cash Collateral Event. Without limiting Section 2.16, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations that are not Cash Collateralized by the Company or another Borrower at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations that are not Cash Collateralized by the Company or another Borrower exceeds the Letter of Credit Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. All such Cash Collateral shall be granted, provided and maintained in accordance with Section 2.16.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse, or to cause the applicable Restricted Subsidiary to reimburse, the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(m) Additional L/C Issuers. In addition to Wells Fargo and each L/C Issuer listed on the signature pages hereto as a “L/C Issuer,” the Company may from time to time, with notice to the Lenders and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Lender being so appointed, appoint additional Lenders to be L/C Issuers hereunder; provided, that, the total number of L/C Issuers at any time shall not exceed four (4). Upon the appointment of a Lender as a L/C Issuer hereunder such Person shall become vested with all the rights, powers, privileges and duties of a L/C Issuer hereunder.

(n) Removal of L/C Issuers. The Company may at any time remove any Lender from its role as a L/C Issuer hereunder upon not less than thirty (30) days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer); provided, that, such removed L/C Issuer shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Without limiting the foregoing, upon the removal of a Lender as a L/C Issuer hereunder, the Company may, or at the request of such removed L/C Issuer the Company shall use commercially reasonable efforts to, arrange for either one or more of the other L/C Issuers to issue Letters of Credit hereunder or another Person to issue a letter of credit or other agreement outside the terms and provisions of this Agreement in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

(o) Reporting of Letter of Credit Information. At any time that there is more than one (1) L/C Issuer, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that a L/C Credit Extension occurs with respect to any Letter of Credit, and (iv) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clauses (ii), (iii) or (iv), the applicable L/C Issuer) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder. In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Issuer Sublimit, or any change thereto, promptly upon its becoming a L/C Issuer or making any change to its L/C Issuer Sublimit. No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.03(o) shall limit the obligation of the Company or any Lender hereunder with respect to its reimbursement and participation obligations, respectively, pursuant to this Section 2.03.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (i) to the Company, in Dollars (each such loan to the Company, a “Domestic Swing Line Loan”) and (ii) in Dollars, Euros, Sterling or another Alternative Currency approved for such purpose by the Swing Line Lender pursuant to Section 1.06 to any Specified Foreign Borrower (each such loan to any Specified Foreign Borrower, a “Foreign Swing Line Loan” and, collectively with the Domestic Swing Line Loans, the “Swing Line Loans”) from time to time on any Business Day during the Availability Period of the Swing Line Lender; provided, that, (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the amount of the Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the Outstanding Amount of the Swing Line Loans shall not exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment and (iv) in the case of any Foreign Swing Line Loan, the Outstanding Amount of Loans made to all of the Foreign Borrowers shall not exceed the Maximum Foreign Borrower Sublimit and the Outstanding Amount of all Loans made to each Foreign Borrower shall not exceed the Foreign Borrower Sublimit applicable to such Foreign Borrower, and (y) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure (after giving effect to Section 2.17(a)(iv)). Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04; provided, further, that, neither the Company nor any Specified Foreign Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Each Swing Line Loan shall bear interest as set forth in Section 2.08. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures.

(i) Domestic Swing Line Loans. Each Swing Line Borrowing of a Domestic Swing Line Loan shall be made upon the Company’s notice to the Swing Line Lender and the Administrative Agent (at the Administrative Agent’s Office with respect to Dollars), which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000 and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 4:00 p.m. on the date of the proposed Swing Line Borrowing of Domestic Swing Line Loans (x) directing the Swing Line Lender not to make such Domestic Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (y) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Domestic Swing Line Loan available to the Company.

(ii) Foreign Swing Line Loans. Each Swing Line Borrowing of a Foreign Swing Line Loan shall be made upon the applicable Specified Foreign Borrower’s delivery of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Specified Foreign Borrower (delivered at the Administrative Agent’s Office with respect to the requested currency of such Foreign Swing Line Loan). Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. (London time) on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be in a minimum of the Alternative Currency Equivalent of $500,000, (B) the currency of the Foreign Swing Line Loans to be borrowed, (C) the name of the applicable Specified Foreign Borrower, and (D) the requested borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received notice from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. (London time) on the date of the proposed Swing Line Borrowing (1) directing the Swing Line Lender not to make such Foreign Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 12:00 p.m. (London time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Foreign Swing Line Loan available to the applicable Specified Foreign Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the Company or the applicable Specified Foreign Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make (x) a Base Rate Loan, in respect of Domestic Swing Line Loans and (y) a Eurocurrency Rate Loan, in respect of Foreign Swing Line Loans, in each case, in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as applicable, but subject to the unutilized portion of the Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Regardless of the currency of the original Swing Line Loans being refinanced, each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent solely in Dollars and in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan or Eurocurrency Rate Loan, as applicable, to the Company or to the applicable Specified Foreign Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans or Eurocurrency Rate Loans, as applicable, submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company (on behalf of the applicable Specified Foreign Borrower, if applicable) for interest on the Swing Line Loans. Until a Lender funds its Base Rate Loan or Eurocurrency Rate Loan, as applicable, or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Lender’s Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company or the applicable Specified Foreign Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or five (5), in the case of prepayment of Revolving Credit Loans denominated in Special Notice Currencies (including Australian Dollars)) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii)

any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the applicable Alternative Currency Equivalent of $5,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Appropriate Lender’s ratable portion of such prepayment (based on such Appropriate Lender’s Applicable Percentage of such prepayment). If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) The Company or the applicable Specified Foreign Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than (A) in the case of Domestic Swing Line Loans, 1:00 p.m. on the date of the prepayment and (B) in the case of Foreign Swing Line Loans, 10:00 a.m. (London time) on the date that is one (1) Business Day prior to the date of such prepayment and (ii) any such prepayment shall be in a minimum principal amount (A) $100,000, in the case of Domestic Swing Line Loans and (B) the applicable Alternative Currency Equivalent of $500,000, in the case of Foreign Swing Line Loans. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Company at any time that the Total Outstandings that are not Cash Collateralized by the Company or another Borrower at such time exceed an amount equal to one hundred five percent (105%) of the amount of the Facility then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Revolving Credit Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment or Cash Collateralization to an amount not to exceed one hundred percent (100%) of the amount of the Facility then in effect; provided, however, that, subject to the provisions of Section 2.03(k), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans the Total Outstandings exceed the amount of the Facility then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Swing Line Loans that are not Cash Collateralized by the Company or another Borrower made to the Borrowers at such time exceeds an amount equal to one hundred five percent (105%) of the Swing Line Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay the Swing Line Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed one hundred percent (100%) of the Swing Line Sublimit.

(e) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Revolving Credit Loans made to Foreign Borrowers at such time exceeds an amount equal to one hundred five percent (105%) of the Maximum Foreign Borrower Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Foreign Borrowers shall prepay Revolving Credit Loans made to them in an aggregate amount sufficient to reduce such Outstanding Amount of such Loans as of such date of payment to an amount not to exceed one hundred percent (100%) of the Maximum Foreign Borrower Sublimit.

(f) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Revolving Credit Loans made to a Foreign Borrower at such time exceeds an amount equal to one hundred five percent (105%) of the Foreign Borrower Sublimit applicable to such Foreign Borrower, then, within two (2) Business Days after receipt of such notice, such Foreign Borrower shall prepay Revolving Credit Loans made to it in an aggregate amount sufficient to reduce such Outstanding Amount of such Loans as of such date of payment to an amount not to exceed one hundred percent (100%) of the Foreign Borrower Sublimit applicable to such Foreign Borrower.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Company may, upon notice to the Administrative Agent, terminate the Facility, or from time to time permanently reduce the Facility; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the amount of the Facility, and (iv) if, after giving effect to any reduction of the Facility, the Letter of Credit Sublimit, the Maximum Foreign Borrower Sublimit, any Foreign Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Facility, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Facility. Any reduction of the Facility shall be applied to the Commitment of each Lender according to its Applicable Percentage (without giving effect to any adjustments under Section 2.17). All fees accrued until the effective date of any termination of the Facility shall be paid on the effective date of such termination.

(b) Mandatory. The Commitment of each Lender shall automatically terminate on the Maturity Date applicable to such Lender as provided in Section 2.19.

2.07 Repayment of Loans.

(a) Revolving Credit Loans. Each Borrower shall repay to each Lender on the Maturity Date applicable to such Lender the aggregate principal amount of Revolving Credit Loans made to such Borrower by such Lender and outstanding on such date.

(b) Swing Line Loans. The Company or the applicable Specified Foreign Borrower shall repay each Swing Line Loan made to the Company or such Specified Foreign Borrower, as applicable, on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date applicable to the Swing Line Lender.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate applicable to the Alternative Currency in which such Eurocurrency Rate Loan is denominated for such Interest Period plus the Applicable Rate; (ii) each Loan denominated in Dollars and made to the Company as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Domestic Swing Line Loan shall, at the option of the Company, bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base Rate plus the Applicable Rate for Base Rate Loans or (B) the Eurocurrency Rate plus the Applicable Rate for Eurocurrency Rate Loans and (iv) each Foreign Swing Line Loan shall bear interest at the Overnight Rate plus the Applicable Rate for Eurocurrency Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations that are not Cash Collateralized by the Company or another Borrower, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, Swing Line Loans will not be considered outstanding Loans for purposes of calculating the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the end of December, 2019, and on the last day of the Availability Period of each Lender. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees

(i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 or 365 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or 365 or such other period of time as the case may be. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent (or, if applicable, the Swing Line Lender or applicable L/C Issuer) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Company shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the

Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.10(b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Company’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of thirty (30) days after the date of the public filing of the Company’s annual audited financial statements that include the period during which such termination and repayment occurred.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender and each L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or such L/C Issuer and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or such L/C Issuer shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders or such L/C Issuer to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any L/C Issuer and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) its Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Credit Loans denominated in an Alternative Currency and Foreign Swing Line Loans, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders (including the Swing Line Lender) to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Revolving Credit Loans denominated in an Alternative Currency and Foreign Swing Line Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the immediately following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate otherwise applicable to the Loans comprising such Borrowing. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(iii) Payments in Other Currencies. To the extent that the Administrative Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Administrative Agent shall be entitled to convert or exchange such funds into Dollars or into an Alternative Currency or from Dollars to an Alternative Currency or from an Alternative Currency to Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.12; provided, that, the Borrowers and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrowers or such Lender as a result of any conversion or exchange of currencies effected pursuant to this clause (iii) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; provided, further, that, the Borrowers agree to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this clause (iii) save to the extent that it is found in a final nonappealable judgment of a court of competent jurisdiction that such loss, cost or expense resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such

Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16 or Section 6.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 Designated Borrowers; Agency of Company for Designated Borrowers; Resignation of Borrowers.

(a) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Wholly Owned Domestic Subsidiary of the Company that is a Restricted Subsidiary (a “Domestic Applicant Borrower”) as a Designated Domestic Borrower to receive Revolving Credit Loans and Domestic Swing Line Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Domestic Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent shall have received on behalf of the Lenders (A) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, (B) documentation and information required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders and (C) Notes signed by such new Domestic Applicant Borrower to the extent any Lenders so require and (ii) to the extent such Domestic Applicant Borrower qualifies as a “legal entity customer”, the Administrative Agent, and each Lender requesting the same, shall have received a Beneficial Ownership Certification in relation to such Domestic Applicant Borrower. Within one (1) Business Day following the Administrative Agent’s receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit G-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying that the Domestic Applicant Borrower shall constitute a “Designated Domestic Borrower” for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Domestic Borrower to receive Revolving Credit Loans hereunder, and the Swing Line Lender agrees to permit such Designated Domestic Borrower to receive Domestic Swing Line Loans hereunder, in each case, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Domestic Borrower otherwise shall be a Domestic Borrower and a Borrower for all purposes of this Agreement; provided, that, no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Domestic Borrower until the date five (5) Business Days after the date such notice is delivered. Each Designated Domestic Borrower shall comply with Section 6.14 (in each case, within the timeframe provided therein) and shall take all such actions and provide such documentation as reasonably requested by the Administrative Agent in order for such Designated Domestic Borrower to become a Domestic Guarantor.

(b) Subject to Section 6.14(c), the Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Wholly Owned Foreign Subsidiary of the Company that is a Restricted Subsidiary (a “Foreign Applicant Borrower”) as a Designated Foreign Borrower to receive Revolving Credit Loans and Foreign Swing Line Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Designated Borrower Request and Assumption Agreement, which shall include a proposed Foreign Borrower Sublimit to be applicable to such Foreign Applicant Borrower. The parties hereto acknowledge and agree that prior to any Foreign Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent shall have received on behalf of the Lenders (A) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, (B) documentation and information required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders and (C) Notes signed by such new Foreign Applicant Borrower to the extent any Lenders so require, (ii) to the extent such Foreign Applicant Borrower qualifies as a “legal entity customer”, the Administrative Agent, and each Lender requesting the same, shall have received a Beneficial Ownership Certification in relation to such Foreign Applicant Borrower, and (iii) each Lender shall have met all necessary regulatory and licensing requirements and internal policy requirements and shall be legally permitted to make loans in the jurisdiction in which such Foreign Applicant Borrower is organized. If the Administrative Agent and each of the Lenders agree (such approval to be in the sole discretion of each of the Administrative Agent and each Lender) that an Foreign Applicant Borrower shall be entitled to be a Borrower and a Foreign Borrower and to receive Revolving Credit Loans and Foreign Swing Line Loans hereunder in an aggregate amount not to exceed the Foreign Borrower Sublimit to be applicable to such Foreign Borrower, then within one (1) Business Day following the Administrative Agent’s receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a Designated Borrower Notice to the Company and the Lenders specifying that the Foreign Applicant Borrower shall constitute a Designated Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Foreign Borrower to receive Revolving Credit Loans hereunder, and the Swing Line Lender agrees to permit such Designated Foreign Borrower to receive Foreign Swing Line Loans hereunder, in each case, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Foreign Borrower otherwise shall be a Foreign Borrower and a Borrower for all purposes of this Agreement; provided, that, no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Foreign Borrower until the date five (5) Business Days after the date such notice is delivered; provided, further, that, the Lenders agree that, if at the time of designation, such Foreign Applicant Borrower is organized under the Laws of a jurisdiction in which a then-existing Foreign Borrower is organized, such Foreign Applicant Borrower may become a “Designated Foreign Borrower” pursuant hereto (subject to satisfaction of the other conditions set forth in this Section 2.14) without any requirement of further consent from the Lenders (but subject to satisfaction of the requirements in clauses (i) and (ii) of the immediately preceding sentence). Each Designated Foreign Borrower shall comply with Section 6.14 (in each case, within the timeframe provided therein) and shall take all such actions and provide such documentation as reasonably requested by the Administrative Agent in order for such Designated Foreign Borrower to become a Foreign Guarantor.

(c) The Obligations of all Domestic Obligors (including each Designated Domestic Borrower) shall be joint and several as among the Domestic Obligors. The Foreign Obligations of all Foreign Obligors (including each Designated Foreign Borrower) shall be joint and several as among the Loan Parties.

(d) Each Borrower, including each Foreign Subsidiary and each Domestic Subsidiary of the Company that becomes a “Designated Borrower” after the Restatement Effective Date pursuant to this Section 2.14, hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Credit Loans or Swing Line Loans made by the Lenders or the Swing Line Lender, as applicable, to any Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken by only the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(e) The Company may at any time, upon not less than five (5) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) (which notice shall be in form and substance reasonably satisfactory to the Administrative Agent), terminate the status of a Borrower (other than the Company) as a “Borrower” (provided, that, (i) no Default is continuing or would result from such termination (as confirmed by the Company in writing) and (ii) such Borrower being released is under no actual or contingent obligations as a Borrower under any Loan Document and has no outstanding Letters of Credit issued on its behalf), at which point such Borrower shall cease to be a “Borrower” and a “Guarantor” and shall have no further rights or obligations under the Loan Documents other than those obligations that expressly survive the termination of this Agreement.

2.15 Increase in Commitments.

(a) Request for Increase. The Borrowers may from time to time, request by notice to the Administrative Agent an increase in the Facility (each, an “Incremental Increase”); provided, that, (i) the principal amount for all such Incremental Increases in the aggregate since the Restatement Effective Date (including the then requested Incremental Increase) shall not exceed $600,000,000, (ii) any such request for an Incremental Increase shall be in a minimum amount of $75,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section 2.15(a)), (iii) no Incremental Increase shall (A) increase the Letter of Credit Sublimit without the consent of each L/C Issuer whose obligation to issue Letters of Credit is not subject to a L/C Issuer Sublimit, (B) increase the Swing Line Sublimit without the consent of the Swing Line Lender, (C) increase the Maximum Foreign Borrower Sublimit by more than two-thirds (2/3) of the amount of such Incremental Increase, or (D) increase the Foreign Borrower Sublimit of any Foreign Borrower, and (iv) each Incremental Increase shall constitute Obligations hereunder and shall be guaranteed pursuant to the Guaranties, if any, on a pari passu basis with the other Obligations hereunder.

(b) Process for Increase. Incremental Increases may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Commitment Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided, that, (i) the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Commitment Lender providing such Incremental Increase and (ii) in the case of any Incremental Increase, each L/C Issuer and the Swing Line Lender shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Commitment Lender providing such Incremental Increase if such consent by the L/C Issuers or the Swing Line Lender, as the case may be, would be required under Section 10.06(b) for an assignment of Revolving Credit Loans or Commitments to such Lender or proposed Additional Commitment Lender. No Lender shall have any obligation to increase its Commitment, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Increase, shall be required to effectuate such Incremental Increase.

(c) Effective Date and Allocations. The Administrative Agent and the Company shall determine the effective date of any Incremental Increase (the “Increase Effective Date”) and the final allocations therefor. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such Incremental Increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party (excluding the Foreign Borrowers and the Foreign Guarantors, if any, if the Maximum Foreign Borrower Sublimit is not being increased) dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Increase, (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a), (B) no Default exists and is continuing and (C) the Company and its Restricted Subsidiaries are in pro

forma compliance with each of the financial covenants contained in Section 7.12. Each Incremental Increase shall have the same terms as the outstanding Revolving Credit Loans and be part of the existing revolving credit facilities hereunder. Upon each Incremental Increase (x) each Lender having a Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Increase (each, an “Incremental Increase Lender”) in respect of such increase, and each such Incremental Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans, will, in each case, equal each Lender’s Applicable Percentage (after giving effect to such increase in the Facility) and (y) if, on the date of such increase there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall, on or prior to the effectiveness of such Incremental Increase, be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in the Facility), which prepayment shall be accompanied by any amounts required to be paid pursuant to Section 3.05 to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from such Incremental Increase.

(e) Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable L/C Issuer if, as of the date seven days prior to the Maturity Date then applicable to such L/C Issuer, any L/C Obligation owing to such L/C Issuer for any reason remains outstanding and has not been Cash Collateralized as an Extended Letter of Credit pursuant to Section 6.16, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations owing to such L/C Issuer. At any time that there shall exist any Lender that is a Defaulting Lender, no later than one (1) Business Day following the demand of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to this Agreement, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender) as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Lender that is a Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.03, 2.04, 2.05, 2.17, 6.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, that, (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to a L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the other Lenders (including any L/C Issuer or Swing Line Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender (including any L/C Issuer or Swing Line Lender) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any of the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any of the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which a Lender is a Defaulting Lender, for purposes of computing the amount of the obligation of each Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each such non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each Lender that is a non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender. Subject to Section 10.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and each L/C Issuer, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and the funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender;

provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Designation of Unrestricted and Restricted Subsidiaries. The Company may, at any time after the Restatement Effective Date and upon written notice to the Administrative Agent:

(a) designate any Foreign Subsidiary as an Unrestricted Subsidiary; provided, that:

(i) such Foreign Subsidiary is not a Borrower;

(ii) such Foreign Subsidiary has no Indebtedness that is recourse to, Guaranteed by, or secured by a Lien on the assets of, the Company or any of its Restricted Subsidiaries;

(iii) both at the time of and immediately after giving pro forma effect to such designation (A) the Company and its Restricted Subsidiaries are in compliance with each of the covenants set forth in Section 7.12 and (B) the Consolidated Net Leverage Ratio is not greater than 3.50 to 1.00; and

(iv) no Foreign Subsidiary may be so designated unless each of its direct and indirect Subsidiaries satisfies each of the requirements in Section 2.18(a)(i) through (iii); and

(b) designate any Unrestricted Subsidiary as a Restricted Subsidiary so long as (i) no Default shall have occurred and be continuing at the time of such re-designation or would result therefrom, (ii) the Company and its Restricted Subsidiaries are in pro forma compliance with each of the covenants set forth in Section 7.12 both immediately before and immediately after giving effect to such re-designation and (iii) at the time of such designation all Indebtedness of such Subsidiary shall be permitted pursuant to one (1) or more applicable exceptions to the limitations on Indebtedness contained in Section 7.03.

Any Foreign Subsidiary that is not designated as an Unrestricted Subsidiary shall be a Restricted Subsidiary for all purposes in this Agreement and the other Loan Documents. Any designation of a Foreign Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary shall (x) be deemed a representation and warranty by the Company that each of the requirements in Section 2.18(a) and (b), as applicable, are satisfied in all respects and (y) with respect to any designation of an Unrestricted Subsidiary, also serve as an effective designation of each of its Subsidiaries as Unrestricted Subsidiaries for purposes of this Agreement and the other Loan Documents.

2.19 Extension of Maturity Date.

(a) Extension Request. The Company may, at least forty five (45) days but not more than sixty (60) days prior to the first and second anniversary of the Restatement Effective Date, by written notice to the Administrative Agent, request that each Lender extend (each such date on which such extension occurs, an “Extension Date”) its Maturity Date to the date that is one (1) year after the Maturity Date then in effect for such Lender (such Lender’s “Existing Maturity Date”). The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than the date (the “Lender Notice Date”) that is twenty (20) days prior to such anniversary date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension (each Lender that determines to so extend its Maturity Date, an “Extending Lender”).

(b) Non-Extending Lenders. Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that fails to notify the Company and the Administrative Agent of its election to agree to such an extension on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of its Maturity Date.

(c) Notice of Lender Determinations. The Administrative Agent shall notify the Company not later than fifteen (15) days prior to the applicable anniversary date of each Lender’s determination under this Section 2.19.

(d) Replacement of Non-Extending Lenders. The Company shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with one or more financial institutions (each, an “Additional Extension Lender”) in accordance with Section 10.13. Each such Additional Extension Lender shall, effective on or before the Maturity Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Extension Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such effective date). Prior to any Non-Extending Lender being replaced by one or more Additional Extension Lenders pursuant hereto, such Non-Extending Lender may by written notice to the Administrative Agent and the Company (which notice shall set forth such Lender’s requested new Maturity Date), request (a “Non-Extending Lender Request”) that the Company agree that such Non-Extending Lender may become an Extending Lender. The Company may, in its sole discretion, agree that such Non-Extending Lender may become an Extending Lender, such agreement to be evidenced by a written notice from the Company to the Administrative Agent and such Non-Extending Lender given within five (5) Business Days of receipt by the Company of the applicable Non-Extending Lender Request. If the Company shall fail to provide such a notice within the prescribed time period, then the Company shall be deemed not to have agreed to permit such Non-Extending Lender to become an Extending Lender.

(e) The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Company but without the consent of any other Lenders.

(f) Required Lenders. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Maturity Date is more than fifty percent (50%) of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Maturity Date of each Extending Lender and of each Additional Extension Lender shall be extended to the date that is one (1) year after the Existing Maturity Date applicable to such Lender (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day), and each Additional Extension Lender that is not already a Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

(g) Other Conditions to Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Maturity Date shall be permitted hereunder (and not more than one (1) such extension may be requested during any nine-month period) and (y) any extension of any Maturity Date pursuant to this Section 2.19 shall not be effective with respect to any Extending Lender or Additional Extension Lender unless:

(i) there shall exist no Default or Event of Default on the applicable Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties made by the Borrowers contained herein shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and except that for purposes of this Section 2.19(g), the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a); and

(iii) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such extension.

(h) Payment to Non-Extending Lenders. On the Maturity Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) each applicable Borrower shall repay such Non-Extending Lender the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents (including any amounts required pursuant to Section 3.05), and after giving effect thereto shall prepay any Loans outstanding on such date to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentage of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Total Outstandings (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(i) This Section 2.19 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and any reference to “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then an additional amount shall be paid by the applicable Loan Party as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. All payments to be made by the Loan Parties under or in connection with the Loan Documents have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax and if the Administrative Agent or any other Lender Party is liable to pay such Indirect Tax to the relevant Governmental Authority then (i) the Administrative Agent or such Lender Party, as applicable, shall promptly provide to the applicable Loan Party a tax invoice complying with the relevant law relating to such Indirect Tax, and (ii) when the applicable Loan Party makes the payment it must pay to the Administrative Agent or the applicable Lender Party, as the case may be, an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax as set forth in such invoice. Where a Loan Document requires a Loan Party to reimburse any Lender Party for any costs or expenses and such Lender Party incurs Indirect Tax in respect of such costs or expenses, then such Lender Party will promptly provide to the applicable Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax and such Loan Party shall promptly pay to such Lender Party the amount of such Indirect Tax set forth in such invoice. The obligations of the Loan Parties to pay, reimburse or indemnify the Lender Parties in respect of Indirect Taxes shall be governed solely by the provisions of this Section 3.01(c) (excluding the first sentence hereof). Notwithstanding the above, a Loan Party is not required to pay or reimburse any additional amount of or in respect to Indirect Tax if such additional amount is due because a Lender Party or the Administrative Agent has opted to subject a payment to Indirect Tax.

(d) Indemnification by the Loan Parties. Each Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted by such Loan Party from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each such Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(g)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the case of a Borrower that is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company on behalf of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company on behalf of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iii) Any Lender which is or becomes tax resident of a Non-Cooperative Jurisdiction or, as the case may be, acts or will act through a facility office, with which the relevant Loan under a Loan Document is effectively connected, located in a Non-Cooperative Jurisdiction, shall provide information reasonably demonstrating that it cannot be considered as an artificial construction within the meaning of article 198, §1, 10° of the Belgian Income Tax Code within ten Business Days following the receipt of a request from the Belgian Borrower. Such request may be made by the Belgian Borrower prior to each date on which interest is payable by the Belgian Borrower under a Loan Document.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(h) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) FATCA. For purposes of determining withholding taxes imposed under FATCA, from and after the Restatement Effective Date, the Company and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulations Section 1.1471-2(b)(2)(i).

(j) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

3.02 Illegality. If (x) any Lender in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to issue, make, maintain or fund any Credit Extension (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, or (y) any Alternative Currency becomes no longer freely transferable and convertible into Dollars, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain or fund any such Credit Extension, or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly upon the occurrence thereof). Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to (A) in the case of such Loans that are made to the Company and denominated in Dollars, Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), or (B) in the case of any other Loan, a Loan bearing interest at the applicable Overnight Rate for the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans. Such prepayment or conversion shall occur either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) Circumstances Affecting Eurocurrency Rate Availability. Subject to clause (b) below, in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) the Administrative Agent in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (iii) the Required Lenders in good faith determine (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, with respect to clause (iii) above, upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of (or a conversion to) (A) in the case of such Loans that are (or are proposed to be) made to the Company and denominated in Dollars, Base Rate Loans in the amount specified therein or (B) in the case of any other Loans, a Loan bearing interest at the Overnight Rate for the requested currency, or in the case of a conversion of an existing Loan, the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with respect to any applicable currency with one or more Benchmark Replacements, as applicable (it being understood that all Loans denominated in a given currency for which LIBOR is being replaced shall be subject to the same Benchmark Replacement). Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Company, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(b).

(iv) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans based upon LIBOR subject to such Benchmark Unavailability Period to be made, converted or continued during any such Benchmark Unavailability Period and, failing that, (i) in the case of a request for borrowing of, conversion to or continuation of Loans denominated in Dollars, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) in the case of a request for borrowing of, conversion to or continuation of Loans denominated in any Alternative Currency subject to such Benchmark Unavailability Period, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans denominated in Dollars. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the applicable L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Letters of Credit, participation in any Letter of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit issued by such L/C Issuer or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Company will pay (or cause the applicable Borrower to pay) to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay (or cause the applicable Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or such L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided, that, no Borrower shall be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five (5) decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Borrower to compensate) such Lender for, and hold such Lender harmless, from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Borrower;

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract but excluding any loss of profits or margin. The Company shall also pay (or cause the applicable Borrower to pay) any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or gives a notice provided for under Section 3.02 or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01 Conditions to Effectiveness of this Agreement and Initial Credit Extension. The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder on or after the Restatement Effective Date is subject to satisfaction of the following conditions precedent on or before such date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “PDFs” (followed promptly by originals (if requested)) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance satisfactory to the Administrative Agent and each Lender:

(i) executed counterparts of this Agreement and the Guaranties, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by each of the Borrowers in favor of each Lender that has requested Notes at least two (2) Business Days in advance of the Restatement Effective Date;

(iii) a certificate signed by a Responsible Officer, secretary or assistant secretary, manager, director, or other individual performing similar functions of each Loan Party as the Administrative Agent may reasonably require:

(A) certifying that attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation or formation (or the equivalent Organization Document), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (2) the governing Organization Documents of such Loan Party as in effect on the Restatement Effective Date, and (3) resolutions duly adopted by the governing body of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party (and, (x) with respect to each Dutch Loan Party, if applicable, appointing one or more authorised persons to represent such Dutch Loan Party in the event of a conflict of interest or confirming that no such person has been appointed, and (y) with respect to each Belgian Loan Party, if applicable, appointing one or more authorised persons to represent the relevant Belgian Loan Party);

(B) certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing the Loan Documents to which such Loan Party is a party;

(C) in respect of any Australian Loan Party, certifying that attached thereto is a true and complete copy of any power of attorney under which such Australian Loan Party is signing the Loan Documents and confirming that (1) such Australian Loan Party is Solvent and (2) such Australian Loan Party is not prevented by Chapter 2E or Part 2J.3 of the Australian Corporations Act from entering into and performing the Loan Documents;

(D) in respect of any Dutch Loan Party, (1) certifying that attached thereto is a true and complete copy of an up-to-date extract from the Dutch trade register (handelsregister) relating to it dated no earlier than 5 Business Days prior to the Restatement Effective Date, and (2) providing evidence of (i) an unconditional positive advice, (ii) a conditional positive advice which conditions have been satisfied or (iii) a neutral advice of any works council which has advisory rights in respect of the entry into and performance of the transactions contemplated in the Loan Document (if applicable);

(E) in respect of any Luxembourg Loan Party, certifying that attached thereto is a true and complete copy of (1) an excerpt from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the Restatement Effective Date and (2) a certificate of non-inscription of judicial decisions (certificat de non-inscription d’une décision judiciaire) from the Luxembourg Register of Commerce and Companies dated no earlier than one Business Day prior to the Restatement Effective Date; and

(F) in respect of any Belgian Loan Party, certifying that attached thereto is a true and complete copy of (1) an up-to-date extract from the Belgian Crossroads Bank of Enterprises (Kruispuntbank Ondernemingen/Banque-Carrefour des Entreprises) relating to it dated no earlier than five (5) Business Days prior to the date of this Agreement, (2) a non-insolvency certificate dated no earlier than five (5) Business Days prior to the date of this Agreement;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing or the equivalent thereof (to the extent applicable) and qualified to engage in business in its jurisdiction of incorporation or organization;

(v) a favorable opinion of counsel to the Loan Parties including special counsel to the Loan Parties in the Netherlands, Belgium and Luxembourg and a favorable opinion of special counsel to the Administrative Agent and the Lenders in Australia, in each case, addressed to the Administrative Agent and each Lender (and expressly permitting reliance by successors and assigns of the Administrative Agent and each Lender), as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(viii) a certificate signed by the chief financial officer, treasurer or controller of the Company certifying that after giving effect to this Agreement and the transactions contemplated hereby on the Restatement Effective Date the Company and its Restricted Subsidiaries (taken as a whole) are Solvent; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) There shall not be any actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (ii) could reasonably be expected to have a Material Adverse Effect.

(c) The Administrative Agent shall have received at least five (5) Business Days prior to the Restatement Effective Date all documentation and information required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders in writing at least ten (10) Business Days prior to the Restatement Effective Date.

(d) Each Borrower, to the extent such Borrower qualifies as a “legal entity customer”, shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to such Borrower, in each case at least five (5) Business Days prior to the Restatement Effective Date, to the extent such Beneficial Ownership Certification is requested by the Administrative Agent or the applicable Lender in writing at least ten (10) Business Days prior to the Restatement Effective Date.

(e) Any fees and expenses required to be paid on or before the Restatement Effective Date under the Fee Letters and the “Commitment Letter” (as defined in the Fee Letters) or under any Loan Document shall have been paid.

(f) Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(g) The Administrative Agent shall have received a copy of an agreement among the Borrowers, the Administrative Agent and each Departing Lender evidencing the termination of the “Commitment” (as defined in the Existing Credit Agreement) of such Departing Lender, and such Departing Lender shall have received payment in full of all “Loans” and “L/C Advances” (as defined in the Existing Credit Agreement) of such Departing Lender outstanding as of the Restatement Effective Date, together with all interest accrued and unpaid thereon, any amounts owing in respect of such payment pursuant to Section 3.05 of the Existing Credit Agreement, all accrued and unpaid commitment fees and Letter of Credit Fees pursuant to Sections 2.09(a) and 2.03(h), respectively, of the Existing Credit Agreement, and any other amounts then due and owing by the Borrowers to such Departing Lender pursuant to the Existing Credit Agreement on the Restatement Effective Date.

(h) The L/C Obligations of each of Wells Fargo, Bank of America, N.A., JPMorgan Chase Bank, N.A., PNC Bank, National Association and UniCredit Bank AG, New York Branch, shall not exceed the L/C Issuer Sublimit for each such L/C Issuer as of the Restatement Effective Date.

(i) The Borrowers shall have paid to the Lenders all accrued and unpaid commitment fees and Letter of Credit Fees pursuant to Sections 2.09(a) and 2.03(h), respectively, of the Existing Credit Agreement, and any other amounts then due and owing by the Borrowers to the Lenders pursuant to the Existing Credit Agreement (other than the Loans and L/C Advances and related interest amounts that, pursuant to Section 10.23, are being reallocated and/or continuing to remain outstanding under this Agreement). Each of Mohawk Foreign Holdings, S.à r.l. and Mohawk Foreign Funding S.à r.l. shall have paid to the Lenders all accrued and unpaid commitment fees and Letter of Credit Fees owing by Mohawk Foreign Holdings, S.à r.l. and Mohawk Foreign Funding S.à r.l., as applicable, pursuant to Sections 2.09(a) and 2.03(h), respectively, of the Existing Credit Agreement, and any other amounts then due and owing by Mohawk Foreign Holdings, S.à r.l. and Mohawk Foreign Funding S.à r.l., as applicable, to the Lenders pursuant to the Existing Credit Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V (other than the representations and warranties in Section 5.05(b) and Section 5.06(b)) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such

Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a).

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) the Swing Line Lender (in the case of any Foreign Swing Line Loan) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice (x) requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or (y) deemed submitted pursuant to Section 2.04(c)(i)) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Company and each other Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely with respect to a Restricted Subsidiary that is not a Loan Party), clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in the creation of any Lien under any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, except for Liens permitted hereunder; or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party that is a party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms; provided, that, the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency (including administration) and similar Laws affecting the enforcement of creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance (including any casualty event), either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The projections that have been delivered to the Administrative Agent pursuant to Section 4.01 or any projections hereafter delivered to the Administrative Agent have been prepared in light of the past operations of the businesses of the Company and its Restricted Subsidiaries and are based upon estimates and assumptions stated therein, all of which the Company believed to be reasonable as of the date of the preparation of such projections in light of then current conditions and current facts and reflect the good faith and reasonable estimates of the Company of the future financial performance of the Company and its Restricted Subsidiaries as of the date of the preparation of such projections for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections and such differences may be material).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each of the Company and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property and good title to, or valid leasehold interests in, all personal property, in each case necessary to the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. The Company and its Restricted Subsidiaries are in compliance with all Environmental Laws, other than those the failure with which to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Taxes. There is no proposed tax assessment against the Company or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the IRS or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the knowledge of the Company, nothing has occurred that could reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect (i) there are no pending or, to the knowledge of the Company or any ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan; (ii) no Borrower nor any ERISA Affiliate has engaged in a non-exempt “prohibited transaction”, (as defined in Section 406 of ERISA and Section 4975 of the Code), in connection with any Plan or Pension Plan, that could reasonably subject any Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code; and (iii) there has been no violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the next valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which are delinquent; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to become subject to Section 4069 or Section 4212(c) of ERISA.

(d) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan on the Restatement Effective Date, other than those listed on Schedule 5.11(d) hereto.

(e) As of the Restatement Effective Date and assuming that the representations and warranties of the Lenders in Section 10.28 are true and correct and that the Lenders have complied with the covenants set forth in Section 10.28, no Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.12 Subsidiaries; Equity Interests. As of the Restatement Effective Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are (as applicable) fully paid and nonassessable and are owned by the applicable Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens (other than Liens permitted under Section 7.01). As of the Restatement Effective Date, the Company owns no Equity Interests in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. As of the Restatement Effective Date, all of the outstanding Equity Interests in the Company have been validly issued, and are fully paid and nonassessable. As of the Restatement Effective Date, each Subsidiary that constitutes a Material Subsidiary under the individual five percent (5%) test described in the definition of “Material Subsidiary” is identified as such in Part (a) of Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) No Borrower nor any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty five percent (25%) of the value of the assets (either of the applicable Borrower only or of the Company and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Neither the Company nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (other than information of a general economic or general industry nature), as and when furnished and taken as a whole with all such reports, financial statements, certificates and other information previously furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, the Company makes only those representations set forth in Section 5.05(c). As of the Restatement Effective Date, all of the information included in any Beneficial Ownership Certification is true and correct.

5.15 Compliance with Laws. Each Loan Party and each Restricted Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.02. The true and correct unique identification number of each Borrower that is a Foreign Subsidiary and a party hereto on the Restatement Effective Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.16.

5.17 Intellectual Property; Licenses, Etc. The Company and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess such rights, or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Company and its Restricted Subsidiaries (taken as a whole) are Solvent.

5.19 Representations as to Foreign Obligors.

(a) Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws governing such Applicable Foreign Obligor Documents for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor

Document or any other document is sought to be enforced, (ii) any charge or tax as has been timely paid, (iii) the registration of Loan Documents (and/or any documents in connection therewith) with the Registration, Estates and VAT Department (Administration de l’enregistrement, des domaines et de la TVA) in Luxembourg which is required in case Loan Documents (and/or any documents in connection therewith) are (a) enclosed to a deed which is compulsorily registrable (acte obligatoirement enregistrable) or (b) deposited with the official records of a notary (déposé au rang des minutes d’un notaire) and (iv) EUR 0.15 duty per copy in accordance with the Belgian Code on certain Rights and Taxes of 29 September 1938 (as amended from time to time) provided that such documents are drawn up and/or executed or initialled in Belgium.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided, that, any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) If applicable, each Dutch Loan Party has: (i) notified any competent works council (ondernemingsraad) of its right to advise under the Works Councils Act (Wet op de ondernemingsraden); (ii) given that works council the opportunity to advise; and (iii) obtained (a) an unconditional positive advice, (b) a conditional positive advice which conditions have been satisfied or (c) a neutral advice from that works council, in relation to the entry into and performance of the transactions contemplated by the Loan Documents.

5.20 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably intended to promote and achieve compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. The Borrowers and their respective Subsidiaries and, to the knowledge of the Borrowers, their respective directors, officers, employees, agents and Affiliates that will act in any capacity in connection with or benefit from the Facility, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Borrowers or any Subsidiary or (b) to the knowledge of the Borrowers, any director, officer, employee, agent or Affiliate of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, (i) is a Sanctioned Person or currently the subject or target of any Sanctions or (ii) derives revenues from investments in, or transactions with, Sanctioned Persons, in each case, except as licensed by OFAC or otherwise in accordance with applicable Law. As of the Restatement Effective Date, to the Borrowers’ knowledge, none of the Borrowers or any Subsidiary is under investigation for an alleged violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws. The terms of this Section 5.20 are subject to Section 1.02(d).

5.21 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Extended Letters of Credit and any other Letter of Credit the Outstanding Amount of which has been Cash Collateralized or back-stopped by a letter of credit or other credit support in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer), (x) with respect to each affirmative covenant in this Article VI other than Section 6.18, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to and (y) solely with respect to the affirmative covenant in Section 6.18, Company shall, and shall cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (who shall distribute the same to the Lenders):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, comprehensive income (loss) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with auditing standards generally accepted in the United States of America or the standards of the Public Company Accounting Oversight Board (or any entity succeeding to its principal functions), as applicable, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and accompanied by a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended;

(b) as soon as available, but in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended September 28, 2019) (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and comprehensive income (loss) for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) promptly upon becoming available, but in no event later than forty (40) days after the end of each fiscal year (commencing with the fiscal year of the Company ending December 31, 2019), a projected consolidated financial budget (including forecasted balance sheets, statements of income and loss and summary cash flow items) of the Company and its Restricted Subsidiaries for such fiscal year, in a format reasonably acceptable to the Administrative Agent, together with such supporting information as the Administrative Agent may reasonably request. Such projected financial budget shall be prepared on a quarterly basis. Such projected financial budget shall have been prepared on the basis of assumptions that the Company believes to be reasonable as of the date of preparation of such budget in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial budget, and such differences may be material).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (who shall distribute the same to the Lenders) in form and detail reasonably satisfactory to the Administrative Agent:

(a) [reserved];

(b) commencing with the delivery of the financial statements for the fiscal quarter ending December 31, 2019, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) together with a certificate signed by such officer and containing (A) calculations in reasonable detail demonstrating compliance with the financial covenants set forth in Section 7.12 as of the last day of the fiscal quarter of the Company covered by such financial statements, (B) the amount of the Total Consolidated Assets as of the most recent fiscal quarter end or fiscal year end, as the case may be, and confirming compliance with each of the baskets in Sections 7.03(g) and 7.05(f), and (C) a listing of (1) each Restricted Subsidiary and (2) each Restricted Subsidiary that constitutes a Material Subsidiary under the individual five percent (5%) test described in the definition of “Material Subsidiary” and (ii) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Company generally, and copies of all annual, regular, periodic and special reports and material registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) [reserved]; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(c) or Section 6.03(b), (c), (d), (e)(i) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that reasonably requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly after a Responsible Officer of the Company or (solely with respect to clauses (a) and (b) below) any other Borrower obtains actual knowledge thereof, notify the Administrative Agent (who shall distribute such notice to the Lenders):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Restricted Subsidiary, including any determination by the Company referred to in Section 2.10(b);

(e) of (i) any announcement by Moody’s or S&P of any change in the Moody’s Rating or the S&P Rating, respectively or (ii) any instruction by the Company to Moody’s or S&P not to provide the Moody’s Rating or the S&P Rating, respectively; and

(f) of any investigation of the Borrowers or any Subsidiary for an alleged material violation of Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that the Company believes in good faith have been breached.

6.04 Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable, (a) all federal and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary or (ii) the failure to so pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) all lawful claims other than claims which, if unpaid, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and its good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:

(a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and

(b) make all necessary repairs thereto and renewals and replacements thereof.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for Persons engaged in the same or similar business) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP (other than the books and records of Foreign Subsidiaries that are kept in accordance with local accounting rules) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ reasonable and customary policies and procedures), all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall coordinate with one another regarding any visits under this Section 6.10 and shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default (it being understood that each Lender may be represented in such annual visit or inspection, which shall be organized by the Administrative Agent and that during the continuation of an Event of Default such visits and inspections may be conducted by the Administrative Agent or any Lender at any time during normal business hours and without prior notice and without regard to any limitation as to the number of such visits and inspections in any calendar year). So long as at such time no Event of Default exists, the Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, neither the Company nor any Restricted Subsidiary will be required to disclose, permit inspection of, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Law or any binding contract that is not entered into in contemplation of any such inspection or disclosure or (b) that is subject to attorney-client privilege or constitutes attorney work product.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for funding working capital and general corporate purposes (including capital expenditures, non-hostile acquisitions and other Investments and the redemption or repurchase of the notes issued under the Existing Indentures) not in contravention of any Law or of any Loan Document.

6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

6.13 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are necessary to maintain the enforceability of, and the practical realization by the Lender Parties of the intended benefit of, the applicable Loan Documents against such Foreign Obligors.

6.14 Covenant to Guarantee.

(a) Domestic Guarantors. Within thirty (30) days (or such later time as may be determined by the Administrative Agent in its sole discretion) after the date of any Designated Borrower Notice with respect to any Designated Domestic Borrower, cause such Designated Domestic Borrower to:

(i) become a Domestic Guarantor by execution and delivery to the Administrative Agent of a joinder agreement in substantially the form of Exhibit H-1 or in such other form as is reasonably acceptable to the Administrative Agent (a “Domestic Borrower Joinder Agreement”); and

(ii) in furtherance of clause (i) above, deliver to the Administrative Agent for the benefit of the Lender Parties, (A) such other document or documents as the Administrative Agent shall reasonably deem appropriate to effect the purposes set forth in such clause, (B) such documents and certificates referred to in Section 4.01 (including legal opinions) as may be reasonably requested by the Administrative Agent and (C) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Foreign Guarantors. Within thirty (30) days (or such later time as may be determined by the Administrative Agent in its sole discretion) after the date of any Designated Borrower Notice with respect to any Designated Foreign Borrower, cause such Designated Foreign Borrower to become a Foreign Guarantor and deliver to the Administrative Agent for the benefit of the Lender Parties, (A) a joinder agreement in substantially the form of Exhibit H-2 or such other document as the Administrative Agent shall reasonably deem appropriate to effect the purposes of this Section 6.14(b) (such agreement or other document, a “Foreign Borrower Joinder Agreement”), (B) such documents and certificates referred to in Section 4.01 (including legal opinions) as may be reasonably requested by the Administrative Agent and (C) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) General Limitation. No Foreign Subsidiary shall be required or permitted to be joined as a Foreign Borrower or Foreign Guarantor hereunder to the extent that either the Administrative Agent or the Company reasonably determines that joining such Foreign Subsidiary as a Foreign Borrower or Foreign Guarantor would violate any Law applicable to such Foreign Subsidiary, the Administrative Agent or the Lenders (including any applicable Laws regarding financial assistance).

(d) Subject to the thirty (30) day periods provided in clauses (a) and (b) above, each Domestic Borrower shall be a Domestic Guarantor, and each Foreign Borrower shall be a Foreign Guarantor, in each case under the applicable Guaranty and at all times such Person is a Borrower under this Agreement.

(e) Limitation – Dutch Financial Assistance. Notwithstanding any contrary indication in this Agreement, in relation to a Dutch Guarantor and any of its subsidiaries and in relation to Guarantors that are subsidiaries of a Dutch company in which shares have been or will be acquired, the Guarantee provided by such persons under the applicable Guaranty shall be limited to the extent required to comply with restrictions on financial assistance in Section 2:98c of the Dutch Civil Code (Burgerlijk Wetboek) or any other applicable law. For the purpose of this Section 6.14(e), subsidiaries shall have the meaning as provided in Section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek).

6.15 Further Assurances. Promptly upon the written request by the Administrative Agent (which may act at the request of any Lender), the Company or the applicable Loan Party shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.16 Extended Letters of Credit. The Company shall provide Cash Collateral (in an amount equal to one hundred five percent (105%) of the maximum face amount of each Extended Letter of Credit, calculated in accordance with Section 1.09) to each applicable L/C Issuer with respect to each Extended Letter of Credit issued by such L/C Issuer by the date that is five (5) Business Days prior to the Maturity Date then applicable to such L/C Issuer; provided, that, if the Company fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to one hundred five percent (105%) of the maximum face amount of each such Letter of Credit, calculated in accordance with Section 1.09), which shall be reimbursed (or participations therein funded) in accordance with Section 2.03(c), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. Upon the termination of this Agreement, the pricing and fees applicable to any Extended Letter of Credit shall be as separately agreed between the Company and the applicable L/C Issuer.

6.17 Corporate Ratings. Use commercially reasonable efforts to maintain both a Moody’s Rating and a S&P Rating at all times; provided, that, if a Moody’s Rating or S&P Rating is not available or cannot be obtained by using commercially reasonable efforts, then the Company shall use commercially reasonable efforts to obtain a Substitute Rating and upon obtaining a Substitute Rating, all references to whichever of the Moody’s Rating or the S&P Rating is not available or obtainable shall be deemed to be references to the Substitute Rating.

6.18 Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Beneficial Ownership Regulation. Subject to Section 1.02(d):

(a) Maintain in effect and enforce policies and procedures reasonably intended to promote and achieve compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(b) Promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Extended Letters of Credit and any other Letter of Credit the Outstanding Amount of which has been Cash Collateralized or back-stopped by a letter of credit or other credit support in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer), (x) with respect to each negative covenant in this Article VII other than Section 7.03, the Company shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, and (y) solely with respect to the negative covenant in Section 7.03, the Company shall not permit any Restricted Subsidiary (other than the Domestic Borrowers) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Restatement Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided, that, (i) any such Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by the renewed or replaced Liens, and the proceeds and products of such property, (ii) the amount secured or benefited thereby is not increased except as contemplated in the definition of “Refinancing Indebtedness”, (iii) the direct or any contingent obligor with respect thereto is not changed (other than releases of contingent obligors), and (iv) any renewal or extension of the Indebtedness (if any) secured or benefited thereby is permitted Refinancing Indebtedness;

(c) Liens for taxes, assessments and other governmental charges that are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (and not securing Indebtedness) which are not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith and by appropriate proceedings diligently conducted;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (and not securing Indebtedness) and (ii) pledges and deposits in the ordinary course of business securing liability for customary reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than bonds related to judgments or litigation);

(g) easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and other title defects affecting real property which, in the aggregate, do not in any case materially detract from the value of the properties of, or materially interfere with the ordinary conduct of the business of, the Company and its Restricted Subsidiaries taken as a whole;

(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments;

(i) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including Refinancing Indebtedness in respect of such Indebtedness); provided, that, (i) the aggregate amount of Indebtedness secured by such Liens permitted at any time under this Section 7.01(i) shall not exceed $100,000,000, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such financed property and the products and proceeds of such property and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on assets of (i) any Subsidiary which are in existence at the time that such Subsidiary is acquired or (ii) the Company or any Restricted Subsidiary existing at the time such assets are purchased or otherwise acquired by the Company or such Restricted Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided, that, with respect to each of the foregoing clauses (i) and (ii), such Liens (A)(1) only secure Indebtedness (including Refinancing Indebtedness in respect thereof) that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (2) neither the Company nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, (B) attach only to specific assets and do not constitute a blanket or all asset Lien and (C) do not extend to, or attach to, any of the other assets of the Borrowers or any of their Restricted Subsidiaries;

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4210 of the Uniform Commercial Code as in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or securities intermediary in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account or securities account of any Loan Party or any Restricted Subsidiary thereof, including any Lien granted in the ordinary course which arises from the general banking conditions (algemene bankvoorwaarden) as generally applied in respect to Belgian, Dutch or Luxembourgish bank accounts;

(l) (i) contractual or statutory Liens of lessors to the extent relating to the property and assets relating to any lease agreements with such lessors and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract, and all products and proceeds thereof;

(m) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided, that, the same do not interfere in any material respect with the business of the Company and its Restricted Subsidiaries taken as a whole;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens on insurance policies of the Company and its Restricted Subsidiaries and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(p) Liens (i) solely on cash advances in favor of the seller of any property to be acquired in an acquisition or other Investment to be applied against the acquisition price for such acquisition or other Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens arising out of customary conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens deemed to exist in connection with Investments in repurchase agreements and reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) purported Liens evidenced by the filing of precautionary UCC financing statements not evidencing a security interest in any of the property of the Company or any of its Restricted Subsidiaries;

(t) Liens on Receivables and Related Assets arising under any Permitted Receivables Financing permitted under Section 7.03(f); provided, that, any such Lien shall only apply to Receivables of the Company or any applicable Subsidiary purported to be transferred to a Receivables Financing Subsidiary or another applicable Person in accordance with the applicable Permitted Receivables Financing and to the Related Assets with respect thereto; and

(u) additional Liens securing obligations of the Company and its Restricted Subsidiaries; provided, that, the aggregate amount of such obligations at the time of incurrence, when combined (without duplication) with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(g), shall not exceed the greater of (A) ten percent (10%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding the date of such incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01 and (B) $1,000,000,000 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the value of all such obligations subject to such Liens incurred under this Section 7.01(u), when combined (without duplication) with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(g), shall at a later time exceed ten percent (10%)

of the Total Consolidated Assets of the Company and its Restricted Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under this Section 7.01(u)); provided, further, that, for purposes of this Section 7.01(u), at the Company’s election, Total Consolidated Assets may be adjusted on a pro forma basis, to include, as of the first day of the applicable period, assets of the Company and its consolidated Subsidiaries acquired pursuant to any acquisition not prohibited hereunder (1) consummated after the last day of the period covered by the applicable financial statements and (2) for which the aggregate consideration paid by the Company and its Restricted Subsidiaries exceeds $20,000,000. To elect any such pro forma adjustment, the Company shall deliver to the Administrative Agent, prior to the date of such incurrence, a certificate signed by a Responsible Officer of the Company indicating the date of the applicable acquisition, the adjustment amount from assets acquired pursuant to such acquisition and the Total Consolidated Assets of the Company and its Restricted Subsidiaries after giving effect to such pro forma adjustment.

7.02 [Reserved].

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the Restatement Effective Date and listed on Schedule 7.03 and any Refinancing Indebtedness in respect thereof;

(c) Guarantees of the Company or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(d) unsecured intercompany Indebtedness owed by the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets permitted under Section 7.01(i);

(f) Indebtedness in respect of Permitted Receivables Financings of the Company and/or its Restricted Subsidiaries so long as (i) the aggregate outstanding amount of all Permitted Receivables Financings of the Company and/or its Restricted Subsidiaries shall not exceed $700,000,000 at any time, and (ii) no such Indebtedness is in the form of a term loan facility;

(g) additional Indebtedness in an aggregate principal amount at the time of incurrence that, when combined (without duplication) with the amount of all other Indebtedness incurred previously pursuant to this Section 7.03(g) and the amount of all other Indebtedness of the Company and its Restricted Subsidiaries subject to a Lien permitted under Section 7.01(u) (and after giving credit for any permanent repayments of any such Indebtedness so incurred), determined as of the date of such incurrence (and after giving pro forma effect to such proposed incurrence), shall not exceed the greater of (i) ten percent (10%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding such date of incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01 and (ii) $1,000,000,000 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the aggregate amount of all such Indebtedness incurred under this Section 7.03(g), when combined (without duplication) with the amount of all other Indebtedness incurred previously pursuant to this Section 7.03(g) and the amount of all other Indebtedness of the Company and its

Restricted Subsidiaries subject to a Lien permitted under Section 7.01(u) (and after giving credit for any permanent repayments of any such Indebtedness so incurred), shall at a later time exceed ten percent (10%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under this Section 7.03(g)); provided, further, that, for purposes of this Section 7.03(g), at the Company’s election, Total Consolidated Assets may be adjusted on a pro forma basis, to include, as of the first day of the applicable period, assets of the Company and its consolidated Subsidiaries acquired pursuant to any acquisition not prohibited hereunder (1) consummated after the last day of the period covered by the applicable financial statements and (2) for which the aggregate consideration paid by the Company and its Restricted Subsidiaries exceeds $20,000,000. To elect any such pro forma adjustment, the Company shall deliver to the Administrative Agent, prior to the date of such incurrence, a certificate signed by a Responsible Officer of the Company indicating the date of the applicable acquisition, the adjustment amount from assets acquired pursuant to such acquisition and the Total Consolidated Assets of the Company and its Restricted Subsidiaries after giving effect to such pro forma adjustment;

(h) Euro-denominated commercial paper issued by Restricted Subsidiaries of the Company;

(i) any guarantee granted pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code) (if applicable);

(j) any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between Loan Parties; and

(k) Indebtedness arising as of the existence of a fiscal unity for Dutch corporate income tax or Indirect Tax (e.g., VAT) purposes of which only Loan Parties are or have been a member.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Company; provided, that, the Company shall be the continuing or surviving Person, or (ii) any one (1) or more other Restricted Subsidiaries; provided, that, each of the following must be satisfied:

(A) when any Wholly Owned Restricted Subsidiary is merging with a Restricted Subsidiary that is not Wholly Owned by the Company, the surviving Person shall be a Wholly Owned Restricted Subsidiary;

(B) when any Foreign Borrower is merging with another Restricted Subsidiary the continuing or surviving Person shall:

(1) be such Foreign Borrower; or

(2) (w) become a Foreign Borrower substantially simultaneously with such merger and assume all of the obligations of the non-surviving or non-continuing Foreign Borrower pursuant to documentation (including, if reasonably requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent; (x) be organized in a jurisdiction that is either (I) the same jurisdiction as that of the Foreign Borrower that merged into such Person, (II) a jurisdiction in which another then-existing Foreign Borrower is organized or (III) a jurisdiction approved by each of the Lenders; (y) have delivered to the Administrative Agent on behalf of the Lenders, documentation and information reasonably required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders; and (z) to the extent such continuing or surviving Person qualifies as a “legal entity customer”, have delivered to the Administrative Agent, and each Lender requesting the same, a Beneficial Ownership Certification in relation to such continuing or surviving Person; and

(C) when any Domestic Borrower (other than the Company) is merging with another Restricted Subsidiary, the continuing or surviving person shall (1) be such Domestic Borrower or (2) (I) become a Domestic Borrower substantially simultaneously with such merger and assume all of the obligations of the non-surviving or non-continuing Domestic Borrower pursuant to documentation (including, if reasonably requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent, (II) have delivered to the Administrative Agent on behalf of the Lenders, documentation and information reasonably required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders, and (III) to the extent such continuing or surviving Person qualifies as a “legal entity customer”, have delivered to the Administrative Agent, and each Lender requesting the same, a Beneficial Ownership Certification in relation to such continuing or surviving Person; and

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Restricted Subsidiary; provided, that, (i) if the transferor in such a transaction is a Borrower, then the transferee must either be the Company or another Borrower and (ii) if the transferor is a Wholly Owned Restricted Subsidiary, the transferee must be a Wholly Owned Restricted Subsidiary or if not a Wholly Owned Restricted Subsidiary, the resulting Disposition is otherwise permitted under Section 7.05;

(c) the Company or any of its Restricted Subsidiaries may merge or consolidate with any Person acquired pursuant to an acquisition or other Investment; provided, that:

(i) if such merger or consolidation involves the Company, the Company shall be the continuing or surviving Person;

(ii) if such merger or consolidation involves a Foreign Borrower, the continuing or surviving Person shall:

(A) be such Foreign Borrower; or

(B) (1) become a Foreign Borrower substantially simultaneously with such merger or consolidation and assume all of the obligations of the non-surviving or non-continuing Foreign Borrower pursuant to documentation (including, if reasonably requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent, (2) be organized in a jurisdiction that is either (x) the same jurisdiction as that of the Foreign Borrower that merged or consolidated into such Person, (y) a jurisdiction in which another then-existing Foreign Borrower is organized or (z) a jurisdiction approved by each of the Lenders, (3) have delivered to the Administrative Agent on behalf of the Lenders, documentation and information reasonably required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders, and (4) to the extent such continuing or surviving Person qualifies as a “legal entity customer”, have delivered to the Administrative Agent, and each Lender requesting the same, a Beneficial Ownership Certification in relation to such continuing or surviving Person; and

(iii) if such merger or consolidation involves any Domestic Borrower (other than the Company), the continuing or surviving Person shall (A) be such Domestic Borrower or (B) (1) become a Domestic Borrower substantially simultaneously with such merger or consolidation and assume all of the obligations of the non-surviving or non-continuing Domestic Borrower pursuant to documentation (including, if requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent, (2) have delivered to the Administrative Agent on behalf of the Lenders, documentation and information reasonably required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the Patriot Act and the AML/CTF Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders, and (3) to the extent such continuing or surviving Person qualifies as a “legal entity customer”, have delivered to the Administrative Agent, and each Lender requesting the same, a Beneficial Ownership Certification in relation to such continuing or surviving Person; and

(d) any Restricted Subsidiary may merge or consolidate with another Person, liquidate or transfer all or substantially all of its assets to another Person, in each case, to effect a Disposition permitted under Section 7.05.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property or surplus assets (including dormant manufacturing facilities) that are no longer used or usable in the business of the Company and its Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a Wholly Owned Subsidiary; provided, that, if the transferor of such property is a Borrower, the transferee thereof must either be the Company or another Borrower;

(e) Dispositions permitted by Sections 7.04 or 7.06;

(f) Dispositions of property or assets in an aggregate amount in any fiscal year that, when combined with all other Dispositions previously made under this Section 7.05(f) during such fiscal year (and after giving pro forma effect to such proposed Disposition), do not exceed twelve and one-half percent (12.5%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries as of the end of the immediately preceding fiscal year for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01, or for the 2019 fiscal year, the Audited Financial Statements (it being acknowledged and agreed that no Default shall be deemed to have occurred if the aggregate amount of all such Dispositions in any fiscal year shall at a later time exceed twelve and one-half percent (12.5%) of the Total Consolidated Assets of the Company and its Restricted Subsidiaries so long as at the time of each such Disposition (and immediately after giving pro forma effect thereto) each such Disposition was permitted to be made under this Section 7.05(f)); provided, that, to the extent the proceeds of any Disposition made under this Section 7.05(f) are reinvested within the same fiscal year in which such Disposition is made in assets used or usable in a business permitted by Section 7.07 as certified in writing by a Responsible Officer to the Administrative Agent (which such writing shall indicate the date and amount of such reinvestment and the assets or businesses reinvested in), then from and after the date of receipt by the Administrative Agent of the certificate evidencing such reinvestment the amount so reinvested will be credited against the amount of Dispositions made in such fiscal year in determining the aggregate amount of Dispositions permitted under this Section 7.05(f); provided, further, that, the amount of any Disposition for purposes of compliance with this Section 7.05(f) shall be the fair market value as determined by the Company in good faith;

(g) the Company or any Restricted Subsidiary may write-off, discount, sell or otherwise Dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(h) to the extent constituting a Disposition, (i) issuances of Equity Interests in the ordinary course of business and (ii) the issuance of Equity Interests of the Company or any Restricted Subsidiary pursuant to an employee stock incentive plan or grant or similar equity plan or 401(k) plans of the Company or any Restricted Subsidiary for the benefit of directors, officers, employees or consultants;

(i) the Disposition of any Swap Contract;

(j) Dispositions of Investments in cash and Cash Equivalents;

(k) licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(l) leases, subleases, licenses or sublicenses of real or personal property granted by the Company or any of its Restricted Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(m) transfers or other Dispositions of property subject to condemnation, takings or casualty events;

(n) Dispositions of Unrestricted Subsidiaries, including Dispositions of any Indebtedness of, or other Investments in, Unrestricted Subsidiaries;

(o) Dispositions of assets acquired pursuant to an acquisition or other Investment which assets are not used or useful to the core or principal business of the Company and its Restricted Subsidiaries;

(p) Dispositions of Receivables and Related Assets pursuant to the terms of any Permitted Receivables Financing in accordance with the terms thereof;

(q) Dispositions of assets pursuant to Tax Incentive Programs; and

(r) Dispositions of assets previously disclosed in reasonable detail to the Administrative Agent and the Lenders in writing at least three (3) Business Days prior to the Restatement Effective Date;

provided, that, any Disposition made between a Loan Party and a Subsidiary of the Company that is not a Loan Party shall be for fair market value (determined in good faith by the Company at the time of such Disposition).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary may make dividends or distributions to the Company, the Guarantors, another Restricted Subsidiary and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests);

(d) the Company and its Restricted Subsidiaries may make other Restricted Payments; provided, that, (i) at the time of consummation thereof, no Event of Default has occurred and is continuing or would result from the consummation of such Restricted Payment immediately following the consummation of such Restricted Payment, and (ii) immediately before and immediately after giving pro forma effect to the consummation of such Restricted Payment the Company and its Restricted Subsidiaries shall be in compliance with each of the financial covenants contained in Section 7.12; and

(e) the Company may redeem, retire or otherwise acquire its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the Restatement Effective Date or any business reasonably related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that, the foregoing restriction shall not apply to

(a) transactions between or among the Company, any other Loan Party and any of its Wholly Owned Restricted Subsidiaries that are not Loan Parties or between and among any Wholly Owned Restricted Subsidiaries;

(b) employment, service and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) and employee discount purchase programs with their respective directors, officers and employees in the ordinary course of business and discount purchase programs with their Affiliates in the ordinary course of business;

(c) charitable contributions made to their Affiliates in the ordinary course of business;

(d) payment of customary compensation, fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business, and discounts provided to directors, officers and employees of the Company and its Restricted Subsidiaries pursuant to customary discount purchase programs in the ordinary course of business;

(e) any agreement, instrument or arrangement as in effect as of the Restatement Effective Date and set forth on Schedule 7.08(e), as the same may be amended (so long as any such amendment does not amend the applicable agreement in a manner adverse to the Administrative Agent, the L/C Issuers and the Lenders in any material respect);

(f) Restricted Payments permitted to be made under Section 7.06; and

(g) transactions with directors, officers and employees of the Company or any of its Subsidiaries not required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (a) limits the ability of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor; or (b) limits the ability of any Restricted Subsidiary that is a (1) Domestic Subsidiary to Guarantee the Obligations or (2) Foreign Subsidiary to Guarantee the Foreign Obligations; provided, that, the foregoing clauses (a) and (b) shall not apply to limitations that:

(i) are incurred in favor of any holder of Indebtedness (A) secured by Liens permitted under Section 7.01(i) solely to the extent any such limitation relates to the property financed by or the subject of such Indebtedness or (B) permitted under Section 7.03(f) solely to the extent any such limitation relates to Receivables and Related Assets that are the subject of a Permitted Receivables Financing permitted hereunder;

(ii) are imposed by applicable Laws;

(iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

(iv) are customary restrictions on Dispositions of real property interests found in reciprocal easement agreements of the Company or any Restricted Subsidiary;

(v) are customary restrictions contained in an agreement related to the Disposition of assets (to the extent such sale is permitted pursuant to Section 7.05) that limit the encumbrance of such assets pending the consummation of such Disposition;

(vi) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vii) are in the Organization Documents or any related joint venture or similar agreements binding on or applicable to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary (but only to the extent such limitation covers only the assets of such Restricted Subsidiary and any Equity Interest in such Restricted Subsidiary);

(viii) are contained in any agreement (1) evidencing Indebtedness which a Loan Party or Subsidiary may create, incur, assume, or permit or suffer to exist under Section 7.03 and which Indebtedness is secured by a Lien permitted to exist under Section 7.01, and (2) which prohibits the transfer of, and the creation of any other Lien on, the property securing such Indebtedness (and any replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property);

(ix) (A) exist on the Restatement Effective Date and (to the extent not otherwise permitted by this Section 7.09) either are contained in the Existing Indentures (as in effect on the Restatement Effective Date) or are listed on Schedule 7.09 hereto and (B) to the extent limitations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Refinancing Indebtedness in respect of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing, taken as a whole, does not materially expand the scope of such limitation;

(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary so long as such limitations were not entered into or created in contemplation of such Person becoming a Restricted Subsidiary;

(xi) contained in any Guarantee entered into by the Company or a Restricted Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred under Section 7.03, which subordinates any rights of the Company or any Restricted Subsidiary thereunder to payment from such Subsidiary to the payment in full of such Indebtedness; and

(xii) are either (A) contained in any agreement (1) evidencing Indebtedness which a Loan Party or Subsidiary may create, incur, assume, or permit or suffer to exist under Section 7.03 and (2) which are not more restrictive to the Company and the Lender Parties than the such limitations contained in this Agreement or the Existing Indentures (as in effect on the Restatement Effective Date); (B) contained in any term loan credit facility agented by Wells Fargo in an aggregate principal amount (including any incremental term loans thereunder) not to exceed $500,000,000 or (C) in any agreement evidencing any Refinancing Indebtedness in respect of any such Indebtedness so long as such modification, replacement, renewal, extension or refinancing, taken as a whole, does not materially expand the scope of such limitation;

provided, that, neither the Company nor any of its Restricted Subsidiaries shall create, incur, assume, or permit or suffer to exist any restriction on the granting of Liens in favor of the Administrative Agent, other than (A) the equal and ratable sharing provisions under (x) the Existing Indentures (as in effect on the Restatement Effective Date) or (y) any agreement evidencing Indebtedness described in clause (xii) so long as such provisions are the same as, or substantially similar to, the equal and ratable sharing provisions under either of the Existing Indentures (as in effect on the Restatement Effective Date) or (B) as otherwise contemplated by Section 7.09 above.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Accounting Changes; Organizational Documents.

(a) Change the fiscal year end of the Company.

(b) Make (without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)) any material change in its accounting treatment and reporting policies not permitted by GAAP.

(c) Amend, modify or change any Organization Document of any Loan Party in any manner that materially and adversely affects the rights and interests of the Lender Parties under the Loan Documents.

7.12 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.

(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.75 to 1.00; provided, that, upon the occurrence of a Qualified Acquisition, for each of the four (4) consecutive fiscal quarters of the Company (commencing with the fiscal quarter of the Company during which such Qualified Acquisition is consummated) (such period of increase, a “Leverage Increase Period”), the ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.00 to 1.00; provided, further, that, (i) the Company may, upon receipt by the Administrative Agent of written notice from a Responsible Officer of the Company, terminate any Leverage Increase Period prior to the completion of any such Leverage Increase Period (such termination to be effective immediately upon receipt by the Administrative Agent of such written notice), (ii) for at least one (1) fiscal quarter of the Company ending immediately following each Leverage Increase Period, the Consolidated Net Leverage Ratio as of the end of such fiscal quarter shall not be greater than the applicable test level set forth prior to the first proviso in this Section 7.12(b) prior to giving effect to another Leverage Increase Period, and (iii) each Leverage Increase Period shall apply only with respect to the calculation of the Consolidated Net Leverage Ratio for purposes of determining compliance with this Section 7.12(b).

7.13 Receivables Financing Subsidiaries. The Company will not at any time permit any Receivables Financing Subsidiary (a) to own or hold any assets, or conduct any operations, other than those reasonably necessary to comply with the terms of a Permitted Receivables Financing to which such Receivables Financing Subsidiary is a party and Investments in the form of unsecured intercompany Indebtedness owed by the Company or any Restricted Subsidiary to such Receivables Financing Subsidiary which is subordinated in right of payment to the Obligations, or (b) to incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted by Section 7.03(f).

7.14 No Violation of Anti-Corruption Laws or Sanctions. Subject to Section 1.02(d), except as licensed by OFAC or otherwise in accordance with applicable Law, request any Borrowing or Letter of Credit, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use any Letter of Credit or the proceeds of any Borrowing or Letter of Credit, directly or, to any Borrower’s knowledge, indirectly, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following occurrences (each an “Event of Default”):

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation (other than any Unreimbursed Amount repaid with the proceeds of Revolving Credit Loans made pursuant to Section 2.03(c)(i)) or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(b), 6.03(a), 6.05(a) (solely with respect to the maintenance of any Borrower’s existence), 6.10, 6.11, 6.14, 6.16 or Article VII; or

(c) Other Defaults. The Company or any of its Restricted Subsidiaries fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Company obtains actual knowledge of such failure or (ii) receipt by the Company of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Company or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or, if qualified by materiality or Material Adverse Effect, in any respect); or

(e) Cross-Default. (i) The Company or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee referred to in clause (i)(A) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (other than any event requiring the repurchase, repayment or redemption (automatically or otherwise), or an offer to repurchase, prepay or redeem, any Indebtedness under the 2013 Indenture or other Indebtedness incurred to finance all or a portion of an acquisition (so long as such repurchase, prepayment or redemption is not required to be made at an amount in excess of 102% of the initial principal amount of such Indebtedness being repurchased, repaid or redeemed together with any accrued and unpaid interest), or the delivery of any notice with respect thereto, solely as a result of the Company not completing the acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness or the acquisition agreement relating to such acquisition being terminated) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Restricted Subsidiaries that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, managing controller, administration as described in section 415D(1), 434J(1) or 451E(1) of the Australian Corporations Act, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Restricted Subsidiaries that is a Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Restricted Subsidiaries that is a Material Subsidiary (i) one (1) or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent, third-party insurance as to which the applicable insurer has been notified of such judgment or order and has not disputed or denied coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in the occurrence of a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party (or any other Person acting on behalf of any Loan Party) contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or any analogous Laws of any other applicable jurisdiction), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender or any L/C Issuer.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent or the Lenders on account of the Obligations shall, subject to the provisions of Section 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit Fees and Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations (excluding Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements), ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under Lender Hedge Agreements and Lender Cash Management Agreements and (c) Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03, 2.16 and/or 6.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Lender Cash Management Agreements and Lender Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be, and only Cash Collateral proceeds and payments under the Guaranties (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Lender Cash Management Agreement or Lender Hedge Agreement. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and, except as provided in Section 9.07(a), no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

9.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.07 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject, so long as no Event of Default exists and is then continuing, to the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment (including by reason of the failure to obtain the Company’s consent), then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person, remove such Person as Administrative Agent and (subject, so long as no Event of Default exists and is then continuing, to the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned)) appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, that, without the consent of the Company (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 9.07). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section 9.07 shall also constitute its resignation as a L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Bookrunners, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements, unless at the direction or with the consent of the applicable Cash Management Bank or Hedge Bank) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.11 Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion (i) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Borrower as a result of a transaction permitted hereunder (including pursuant to Section 2.14), and (ii) to release all Guarantors from their obligations under the Guaranties in connection with the release of the Guaranties provided in Section 10.22(a)(i).

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

(c) In each case as specified in this Section 9.11, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Lender Cash Management Agreements and Lender Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Guaranty by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Cash Management Agreements and Lender Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Except as provided in Section 2.19 with respect to the extension of the Maturity Date applicable to a Lender, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgement the Administrative Agent shall provide so long as (x) the Lenders (and any other applicable parties) required under this Section 10.01 have approved such amendment, waiver or consent in accordance with this Section 10.01 and (y) such amendment, waiver or consent does not otherwise affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents (in which case such amendment, waiver or consent shall require the approval of the Administrative Agent as described in clause (iii) of the second proviso of this Section 10.01)), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or change the order of the application of such payments, in each case without the written consent of each Lender directly and adversely affected thereby;

(f) amend Section 1.06 or the definition of “Alternative Currency” or amend Section 2.14 to eliminate the right of each Lender to approve any Designated Foreign Borrower, in each case without the written consent of each Lender;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly adversely affected thereby;

(h) release (i) any Borrower from its respective Obligations hereunder or under the Loan Documents, except if such Person ceases to be a Borrower as a result of a transaction permitted hereunder (including pursuant to Section 2.14), (ii) the Company from its Obligations as a Guarantor of the Obligations hereunder or under the Loan Documents, or (iii) other Guarantors comprising all or substantially all of the credit support, in each case (other than as authorized by Section 2.14, 9.11 or 10.22) without the written consent of each Lender;

provided, further, that, notwithstanding anything to the contrary herein, (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (vi) the Administrative Agent and the Company shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision (which amendment shall be shared by the Administrative Agent with the Lenders upon effectiveness thereof); (vii) each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of such Lender (but with the consent of the Company and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents; and (viii) the Administrative Agent and the Company, as applicable, may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b) (which amendment shall be shared by the Administrative Agent with the Lenders upon effectiveness thereof).

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower, the Administrative Agent, a L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided in Section 10.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party or any of its controlled affiliates or any directors, officers, employees, partners, representatives, advisors or agents acting at the direction of such Agent Party; provided, however, that, in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall, jointly and severally, pay (i) all reasonable out of pocket expenses actually incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of (A) one (1) counsel for the Administrative Agent and the Arrangers (taken as a whole), and (B) one (1) local or foreign counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses actually incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses actually incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of (A) one (1) counsel for the Administrative Agent, the Lenders, the L/C Issuers and the Arrangers (taken as a whole), (B) one (1) local or foreign counsel in each relevant jurisdiction, and (C) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (C) above, one (1) additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one (1) additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (y) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, the Arrangers, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of (i) one (1) counsel for the Indemnitees, taken together, (ii) one (1) local or foreign counsel in each relevant jurisdiction for the Indemnitees, taken together, and (iii) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (i) through (ii) above, one (1) additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (ii) shall allow for up to one (1) additional counsel in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by a L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses either (x) (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its controlled affiliates or any directors, officers, employees, partners, representatives, advisors or agents acting at the direction of such Indemnitee or (2) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arise solely from disputes solely between or among Indemnitees (except that in the event of such dispute involving a claim or proceeding brought against the Administrative Agent, an Arranger, any L/C Issuer or the Swing Line Lender or any of their respective Related Parties (in each case, acting in its capacity as such) by the other Indemnitees, the Administrative Agent, such Arranger, such L/C Issuer or the Swing Line Lender or such Related Party, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this proviso) to the benefit of such indemnification) not relating to or in connection with acts or omissions by the Company, any of its Subsidiaries or any of the their respective Affiliates.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 10.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.04(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its controlled affiliates or any directors, officers, employees, partners, representatives, advisors or agents acting at the direction of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(g) Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the obligations of the Foreign Borrowers with respect to the indemnification and expense reimbursement obligations set forth in this Section 10.04 shall, to the extent reasonably ascertainable, be limited to losses, claims, damages, liabilities, costs and expenses arising out of or relating to the obligations of Foreign Borrowers and the Foreign Guarantors under this Agreement and the other Loan Documents (including the enforcement thereof) and the Foreign Borrowers’ use or proposed use of the proceeds of any Loan made to a Foreign Borrower or Letter of Credit issued for the account of a Foreign Borrower or Foreign Guarantor.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such

Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (other than as provided in Section 7.04) neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and, subject to the last sentence of Section 10.06(b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one (1) or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”, shall not be less than $5,000,000 in the case of any assignment, unless (1) the Administrative Agent, (2) the Swing Line Lender and each L/C Issuer and (3) so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(a), 8.01(f) or 8.01(g) or any Event of Default arising from a breach of the covenants contained in Section 7.12 has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one (1) or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 10.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment Resulting in Additional Indemnified Taxes or Other Taxes. No assignment shall be made to any Person (other than an assignment at the request of the Company pursuant to Section 10.13) that would result in the imposition of Indemnified Taxes or Other Taxes in excess of the Indemnified Taxes or Other Taxes that would be imposed in the absence of such assignment unless the Company consents to such assignment or the proposed assignee agrees with the Company to treat such excess Indemnified Taxes and Other Taxes as Excluded Taxes; provided, that, this Section 10.06(b)(vii) shall not apply after the occurrence and during the continuation of an Event of Default.

(viii) Alternative Currencies. Unless at the time of any assignment an Event of Default shall have occurred and be continuing, no such assignment shall be made to any Person that cannot make Revolving Credit Loans to the Borrowers in all Alternative Currencies then available to the Borrowers hereunder unless the Company consents to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each

Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

In the event of any assignment, transfer or novation by any Lender to one (1) or more assignees of all or any part of its rights and obligations under this Agreement, for the purposes of articles 1278 et seq. of the Luxembourg Civil Code (to the extent applicable), any Guarantee created and/or guarantee given under this Agreement or in relation to this Agreement by a Luxembourg Loan Party and/or guarantee provider incorporated under the laws of Luxembourg securing and/or guaranteeing the obligations assigned, transferred or novated thereby, if any, will be preserved for the benefit of the assignee and continue in full force and effect for the benefit of such assignee.

Each party to an assignment agreement and/or a transfer certificate shall, as soon as reasonably practicable after it has executed such assignment agreement and/or transfer certificate send to any Luxembourg Loan Party a copy of that assignment agreement and/or transfer certificate. The sending of a copy of such assignment agreement and/or transfer certificate shall be deemed in relation to the Loan Documents to be sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable).

The benefit of the Guarantee and of the Foreign Guaranty shall automatically transfer to any assignee or transferee (by way of novation or otherwise) of part or all of the obligations expressed to be secured by this Agreement. For the purpose of Article 1278 and Article 1281 of the Belgian Civil Code (and, to the extent applicable, any similar provisions of foreign law), the Administrative Agent and each of the Loan Parties hereby expressly reserve the preservation of the Guarantee and of the Foreign Guaranty in case of assignment, novation, amendment or any other transfer or change of the obligations expressed to be secured by the Guarantee and by the Foreign Guaranty (including an extension of the term or an increase of the amount of such obligations or the granting of additional credit) or of any change of any of the parties to this Agreement or any other Loan Document.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it);

provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to Section 10.06(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that, such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b). Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), in accordance with its customary procedures, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that, the Administrative Agent, such Lender or such L/C Issuer, as the case may be, agrees that it will notify the Company as soon as practicable under the circumstances in the event of any such disclosure by such Person (other than any disclosure at the request of a regulatory authority or in connection with a routine audit or review) unless such notification is prohibited by Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (h) with the consent of the Company, (i) for purposes of establishing a “due diligence” defense, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company and which such disclosure is not known by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, to be made in violation of a confidentiality restriction in respect thereof in favor of the Company or any of its Affiliates. In addition, the Administrative Agent, the Lenders and the L/C Issuers may disclose the existence of this Agreement and information about this Agreement (not otherwise constituting Information subject to the foregoing confidentiality provisions) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the L/C Issuers in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Non-Extending Lender or a Defaulting Lender, (d) any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders but requires the consent of such Lender, (e) any Lender gives a notice provided for under Section 3.02, (f) any Lender (other than the Swing Line Lender) does not consent to (or is deemed to have refused) a request by the Company under Section 1.06 that Eurocurrency Rate Loans be made and/or Letters of Credit issued in a currency other than those specifically listed in the definition of “Alternative Currency” or (g) any Lender does not agree to a request by the Company to approve a Wholly Owned Foreign Subsidiary of the Company that is a Restricted Subsidiary as a Designated Borrower under and in accordance with Section 2.14 if the Required Lenders have otherwise approved such Wholly Owned Foreign Subsidiary, then, in each case, the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.04 or Section 3.05) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(i) the Company shall have paid (or caused another Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment under a situation described in clauses (d), (f) or (g) above, such replacement, when combined with all other replacements effectuated by this Section 10.13 for such purpose, will allow the action or event giving rise to such right of replacement to be successfully consummated; and

(v) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Subject to satisfaction of the conditions to replace a Lender set forth in this Section 10.13, any Lender that is required to make an assignment pursuant to this Section 10.13 agrees to execute and deliver, as promptly as practicable and at the sole expense of the Company, an Assignment and Assumption to effectuate such assignment.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act; AML/CTF Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the AML/CTF Act and other Anti-Money Laundering Laws and antiterrorism laws and regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name, address and tax identification numbers (if applicable) of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act and such other Anti-Money Laundering Laws and antiterrorism laws and regulations. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws and other antiterrorism laws and regulations, including the Patriot Act and the AML/CTF Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one (1) currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20 Limitation on Obligations of Foreign Obligors. Notwithstanding anything to the contrary in this Agreement or any other Loan Document,

(a) no Foreign Obligor shall Guarantee or be deemed to have Guaranteed any Obligations other than Foreign Obligations; and

(b) the payment undertaking of any Luxembourg Loan Party for the obligations of any other obligor which is not a Subsidiary of that Luxembourg Loan Party shall be limited at any time, to an aggregate amount not exceeding ninety-five percent (95%) of the greater of:

(i) the Luxembourg Loan Party’s own funds (“capitaux propres”) and the debt owed by such Luxembourg Loan Party to any of its direct or indirect shareholders and subordinated in right of payment (whether generally or specifically) to any claim of any Lender Party, as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, as of the Restatement Effective Date; and

(ii) the Luxembourg Loan Party’s own funds (“capitaux propres”) and the debt owed by such Luxembourg Loan Party to any of its direct or indirect shareholders and subordinated in right of payment (whether generally or specifically) to any claim of any Lender Party, as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended, as at the date the guarantee is called.

The above limitation shall not apply to any amounts borrowed under any Credit Extension and in each case made available, in any form whatsoever, to such Luxembourg Party or any of its Subsidiaries.

(c) the total liability of any Loan Party incorporated in Belgium (a “Belgian Loan Party”) for the obligations of any other obligor under the Loan Documents, shall at all times be limited to an aggregate amount (without double counting) not exceeding the higher of:

(i) the sum of:

(A) the aggregate of all principal amounts borrowed by such Belgian Loan Party (or its direct or indirect Subsidiaries) under any intra-group arrangement (regardless of the form thereof, including through the subscription of debt instrument); plus

(B) seventy percent (70%) of such Belgian Loan Party’s net assets (nettoactief/actif net) as calculated in accordance with rules under the Belgian Companies Code to determine the amount available for distribution as a dividend, at the time a demand for payment under this Agreement is made; and

(ii) EUR 50,000,000.

No Belgian Loan Party shall be liable for the obligations of any other Loan Party under the Loan Documents, to the extent that such liability would result in such guarantee constituting unlawful financial assistance within the meaning of Article 329 or 629 of the Belgian Code of Companies or Article 5:152 or 7:227 of the Belgian Code of Companies and Associations, whichever is applicable (or any equivalent and applicable provisions in any relevant jurisdiction).

The result of the calculation as described above shall in relation to any relevant Belgian Loan Party be referred to as the “Guaranteed Belgian Amount”. For the avoidance of doubt, no limitation shall apply to the liability of any Belgian Loan Party for any amounts owed by it or by its direct or indirect Subsidiaries under the Loan Documents and the Belgian Loan Party shall be liable for such amounts in full. Each Belgian Loan Party shall provide the Administrative Agent with an update on the relevant Guaranteed Belgian Amount upon the request of the Administrative Agent, with such information as the Administrative Agent may reasonably require, it being understood that the net assets (nettoactief/actif net) as specified under Section 10.20(c)(i)(B) above may be derived from the latest audited financial statements of the respective Belgian Loan Party.

10.21 Each Lender a Professional Lender. Each Lender (including any Person becoming a Lender after the Restatement Effective Date pursuant to Section 2.15 or 10.06, or otherwise) represents that it is a Professional Lender and that it is aware that a Borrower organized under the laws of the Netherlands may be in breach of Dutch law and regulations if such representation is untrue.

10.22 Release of Guaranties.

(a) Notwithstanding anything to the contrary contained in this Agreement, each Lender Party that is a party hereto hereby agrees that:

(i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements either (x) as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made or (y) notice has not been received by the Administrative Agent from the applicable Cash Management Bank or Hedge Bank, as the case may be, that amounts are due and payable under such Lender Cash Management Agreement or Lender Hedge Agreement, as the case may be) and the expiration or termination of all Letters of Credit (other than Extended Letters of Credit and any other Letter of Credit the Outstanding Amount of which has been Cash Collateralized or back-stopped by a letter of credit or other credit support in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer), each Guarantor shall be released from its obligations under the applicable Guaranty; and

(ii) any Guarantor shall be released from its obligations under the applicable Guaranty if such Person ceases to be a Borrower as a result of a transaction or designation permitted hereunder.

(b) In connection with the foregoing, and subject to Section 9.11 (including the right of the Administrative Agent to obtain confirmation thereof from the Required Lenders), the Administrative Agent shall, at the Company’s sole expense and at the Company’s request, (x) promptly execute and file in the appropriate location and deliver to the Company such termination and full or partial release statements or confirmations thereof, as applicable, and (y) do such other things as are reasonably necessary to release the Guarantees to be released pursuant hereto promptly upon the effectiveness of any such release.

10.23 Additional Lenders and Reallocations.

(a) Additional Lenders. Each of the Lenders party hereto that were not “Lenders” under the Existing Credit Agreement (each an “Additional Lender”, and collectively, the “Additional Lenders”) hereby extends to the Borrowers, upon the effectiveness of this Agreement, such Additional Lender’s Commitment in the amount designated for such Additional Lender as set forth on Schedule 2.01, such Commitment being made on a several, and not joint and several, basis and subject to the terms and conditions set forth in this Agreement. Each Additional Lender agrees that, upon the effectiveness of this Agreement, such Additional Lender will be a Lender for all purposes of this Agreement and the other Loan Documents, and such Additional Lender will promptly perform in accordance with the terms thereof all obligations and requirements which are required to be performed by a Lender under this Agreement and the other Loan Documents. Each Additional Lender represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under this Agreement, (ii) from and after the Restatement Effective Date, it shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder, (iii) it has received a copy of this Agreement, and has received or has been accorded the opportunity to receive copies of the Audited Financial Statements and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement, and (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to extend its Commitment to the Borrowers pursuant to the terms of this Agreement. Each Additional Lender agrees that it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Each Additional Lender has submitted to the Administrative Agent an Administrative Questionnaire duly completed by such Additional Lender to be used and relied upon by the Administrative Agent for all purposes of this Agreement.

(b) Reallocation. The Administrative Agent, the Borrowers and each Lender (including each Additional Lender) agree that upon the effectiveness of this Agreement on the Restatement Effective Date, the amount of such Lender’s Commitment is as set forth on Schedule 2.01. Simultaneously with the effectiveness of this Agreement on the Restatement Effective Date, the Commitments of each of the Lenders, the outstanding amount of all Loans and L/C Advances (and related interest amounts) shall be reallocated among the Lenders in accordance with their respective Applicable Percentages, and in order to effect such reallocations, each Additional Lender and each other Lender whose Commitment is in an amount that exceeds the amount of its “Commitment” under the Existing Credit Agreement (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Commitments of the Lenders whose Commitments are less than their respective “Commitments” under the Existing Credit Agreement (each an “Assignor Lender”), so that the Commitments of each Lender will be as set forth on Schedule 2.01. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for any requested replacement promissory notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders and Assignee Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.

10.24 Amendment and Restatement of Existing Credit Agreement. This Agreement continues in effect the Existing Credit Agreement, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement, which shall supersede all terms and provisions of the Existing Credit Agreement effective from and after the Restatement Effective Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by the Loan Parties under the Existing Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any “Default” or “Event of Default” (each as defined in the Existing Credit Agreement) existing, under the Existing Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all “Total Outstandings” (as defined in the Existing Credit Agreement) of the Borrowers that are not being paid on such date and remain outstanding as of such date under the Existing Credit Agreement, shall be deemed to be Total Outstandings under the corresponding facilities described herein, without further action by any Person, except as provided in Section 10.23.

10.25 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.26 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Depository Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.28 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) Section 10.28(a)(i) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 10.28(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWERS:	MOHAWK INDUSTRIES, INC.

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Vice President and Treasurer

ALADDIN MANUFACTURING CORPORATION

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Vice President and Treasurer

DAL-TILE DISTRIBUTION, INC.

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Vice President and Treasurer

MOHAWK UNITED INTERNATIONAL B.V.

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Authorized Representative

MOHAWK INTERNATIONAL HOLDINGS S.À. R.L.

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Authorized Representative

UNILIN BVBA

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Authorized Representative

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Executed by Premium Floors Australia Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Tania Marie Pauling	/s/ Susan Anne Rechenberg-Dupe
Signature of director	Signature of company secretary/director

TANIA MARIE PAULING	SUSAN ANNE RECHENBERG-DUPE
Full name of director	Full name of company secretary/director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

	By:	/s/ Kay Reedy
	Name:	Kay Reedy
	Title:	Managing Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, the Swing Line Lender and a L/C Issuer

	By:	/s/ Kay Reedy
	Name:	Kay Reedy
	Title:	Managing Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender and a L/C Issuer

By:	/s/ Stephen J. D’Elia
Name:	Stephen J. D’Elia
Title:	Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender and a L/C Issuer

By:	/s/ Blakely Engel
Name:	Blakely Engel
Title:	Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

MUFG BANK, LTD., as a Lender

By:	/s/ Brett Parker
Name:	Brett Parker
Title:	Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender and a L/C Issuer

By:	/s/ Dominic A. Jay
Name:	Dominic A. Jay
Title:	Assistant Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SUNTRUST BANK, as a Lender

By:	/s/ Chris Hursey
Name:	Chris Hursey
Title:	Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Sean P. Walters
Name:	Sean P. Walters
Title:	Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By:	/s/ Monica Tilani
Name:	Monica Tilani
Title:	Vice President

By:	/s/ Kirk Hoffman
Name:	Kirk Hoffman
Title:	Managing Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender and a L/C Issuer

By:	/s/ Douglas Riahi
Name:	Douglas Riahi
Title:	Managing Director

By:	/s/ Peter Daugavietis
Name:	Peter Daugavietis
Title:	Associate Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Ryan Durkin
Name:	Ryan Durkin
Title:	Authorized Signatory

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

KBC BANK N.V., NEW YORK BRANCH, as a Lender

By:	/s/ Deborah Carlson
Name:	Deborah Carlson
Title:	Director

By:	/s/ Francis X. Payne
Name:	Francis X. Payne
Title:	Managing Director

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ K. Lebron Womack
Name:	K. Lebron Womack
Title:	Senior Vice President

MOHAWK INDUSTRIES, INC.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT